UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

McDermott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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McDermott International, Inc.

John A. Fees	777 N. Eldridge Pkwy.
Chief Executive Officer	Houston, Texas 77079

March 26, 2010

Dear Stockholder:

You are cordially invited to attend this year’s Annual Meeting of Stockholders of McDermott International, Inc., which will be held on Friday, May 7, 2010, at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, commencing at 9:30 a.m. local time. The notice of annual meeting and proxy statement following this letter describe the matters to be acted on at the meeting.

McDermott is pleased to, again, be taking advantage of the Securities and Exchange Commission’s Notice and Access proxy rule, which allows companies to furnish proxy materials via the Internet as an alternative to the traditional approach of mailing a printed set to each stockholder. In accordance with these rules, we have sent a Notice of Internet Availability of Proxy Materials to all shareholders who have not previously elected to receive a printed set of proxy materials. The Notice contains instructions on how to access our 2010 Proxy Statement and Annual Report to Shareholders, as well as how to vote either online, by telephone or in person at the 2010 Annual Meeting.

It is very important that your shares are represented and voted at the Annual Meeting. Please vote your shares by Internet or telephone, or, if you received a printed set of materials by mail, by returning the accompanying proxy card, as soon as possible to ensure that your shares are voted at the meeting. Further instructions on how to vote your shares can be found in our Proxy Statement.

Thank you for your support of our company.

Sincerely yours,

JOHN A. FEES

YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the meeting, please take a few minutes now to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 7, 2010.

The proxy statement and annual report are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the meeting and voting in person.

McDERMOTT INTERNATIONAL, INC.
777 N. Eldridge Pkwy.
Houston, Texas 77079

Notice of 2010 Annual Meeting of Stockholders

The 2010 Annual Meeting of the Stockholders of McDermott International, Inc., a Panamanian corporation, will be held at 757 N. Eldridge Parkway, Houston, Texas 77079, on the 14th floor, on Friday, May 7, 2010, at 9:30 a.m. local time, in order to:

(1) elect eleven members to our Board of Directors, each for a term of one year;

(2) ratify our Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010; and

(3) transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a stockholder as of the close of business on March 8, 2010, you are entitled to vote at the meeting and at any adjournment thereof.

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to each shareholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all shareholders. Accordingly, on March 26, 2010, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record as of March 8, 2010, and posted our proxy materials on the Web site referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, all shareholders may choose to access our proxy materials on the Web site referred to in the Notice or may request a printed set of our proxy materials. In addition, the Notice and Web site provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

If you received a printed copy of the materials, we have enclosed a copy of our 2009 Annual Report to Stockholders with this notice and proxy statement.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

By Order of the Board of Directors,

LIANE K. HINRICHS
Secretary

Dated: March 26, 2010

Proxy Statement for 2010 Annual Meeting of Stockholders

General Information

As more fully described in the Notice, the Board of Directors of McDermott International, Inc. (“McDermott”) has made these materials available to you over the Internet or, upon your request, has mailed you printed versions of these materials in connection with our 2010 Annual Meeting of Stockholders, which will take place on May 7, 2010. We mailed the Notice to our shareholders beginning March 26, 2010, and our proxy materials were posted on the Web site referenced in the Notice on that same date. McDermott, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2010 Annual Meeting of Stockholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Proxy materials have been sent or access to the materials has been provided to you because our Board of Directors is soliciting your proxy to vote your shares at our Annual Meeting to be held on May 7, 2010. We will bear all expenses incurred in connection with this proxy solicitation, which we expect to conduct primarily by mail. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses. In addition, our officers and regular employees may solicit your proxy by telephone, by facsimile transmission or in person, for which they will not be separately compensated. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Thrift Plan”) and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you can instruct the trustee on how to vote your plan shares.

Voting Information

Record Date and Who May Vote

Our Board of Directors selected March 8, 2010 as the record date (the “Record Date”) for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the Record Date, you may vote your shares on the matters to be considered by our stockholders at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. As a result of a change in the rules of the New York Stock Exchange, the election of directors is no longer considered a routine matter. That means that brokers may not vote your shares in the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker.

On the Record Date, 230,840,040 shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the meeting.

How to Vote

Most shareholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.

If you are a stockholder of record, you can vote your shares in person at the Annual Meeting or vote now by giving us your proxy. You may give us your proxy by following the instructions included in the Notice or, if you received a printed version of these proxy materials, in the enclosed proxy card. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials through the instructions in the Notice. If you vote using either telephone or the Internet, you will save us mail expense.

By giving us your proxy, you will be directing us how to vote your shares at the meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.

If your shares are held in street name, the broker or nominee that holds your shares has the authority to vote them, absent your approval, only as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. For all other matters, the broker or nominee that holds your shares will need to obtain your authorization to vote those shares. If you received a printed version of these proxy materials, you should have received a voting instruction form from your broker or nominee that holds your shares. For shares held in street name, follow the instructions contained in the Notice or voting instruction form to vote by Internet, telephone or mail. If you want to vote by mail but have not received a printed version of these proxy materials, you may request a full packet of proxy materials as instructed by the Notice. If you want to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information.

Additionally, the availability of telephone or Internet voting depends on the voting process used by the broker or nominee that holds your shares.

You may receive more than one Notice or proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares of common stock held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

How to Change Your Vote

For shares held of record, you may change your vote by written notice to our Corporate Secretary, granting a new proxy or by voting in person at the Annual Meeting. Unless you attend the meeting and vote your shares in person, you should change your vote using the same method (by telephone, Internet or mail) that you first used to vote your shares. That way, the inspectors of election for the meeting will be able to verify your latest vote.

For shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote. If you want to change your vote as to shares held in street name by voting in person at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.

Quorum

The Annual Meeting will be held only if a quorum exists. The presence at the meeting, in person or by proxy, of holders of a majority of our outstanding shares of common stock as of the Record Date will constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

Proposals to Be Voted On; Vote Required; and How Votes are Counted

We are asking you to vote on the following:

•	the election of John F. Bookout, III, Roger A. Brown, Ronald C. Cambre, John A. Fees, Robert W. Goldman, Stephen G. Hanks, Oliver D. Kingsley, Jr., D. Bradley McWilliams, Admiral Richard W. Mies, Thomas C. Schievelbein and David A. Trice to our Board of Directors, each for a term of one year; and

•	the ratification of our Audit Committee’s appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the year ending December 31, 2010.

Each proposal, including the election of directors, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. In the election of directors, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. For the ratification of our Audit Committee’s appointment of Deloitte, you may vote “FOR” or “AGAINST” or abstain from voting. Because abstentions are counted for purposes of determining whether a quorum is present but are not affirmative votes for a proposal, they have the same effect as an “AGAINST” vote.

Our Corporate Governance Guidelines provide that, in an uncontested election of directors, the Board expects any incumbent director nominee who does not receive a “FOR” vote by a majority of shares present in person or by proxy and entitled to vote on the matter to promptly tender his or her resignation to the Governance Committee, subject to acceptance by our Board.

Pursuant to our Corporate Governance Guidelines, the Governance Committee will make a recommendation to the Board with respect to the director nominee’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results.

If you submit a signed proxy card without specifying your vote, your shares will be voted “FOR” the election of all director nominees and the ratification of our Audit Committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2010. If you hold your shares in street name and you do not instruct your broker or nominee how to vote those shares, they may vote your shares as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of the independent registered public accounting firm. As a result of recent New York Stock Exchange rule changes, your broker will no longer be entitled to vote your shares in its discretion in the election of directors. If you hold your shares in street name and you do not instruct your broker how to vote in the election of directors, no votes will be cast on your behalf on that matter. Broker non-votes are not considered a vote “FOR” or “AGAINST” a proposal and therefore will have no effect on the vote on the election of directors or on the ratification of the independent registered public accounting firm.

If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

We are not aware of any other matters that may be presented or acted on at the meeting. If you vote by signing and returning the enclosed proxy card or using the telephone or Internet voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the meeting.

Confidential Voting

All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board of Directors;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.

Election of Directors

(ITEM 1)

Historically, our Board of Directors has been classified into three classes, with the term of office of one class expiring each year. In 2007, with the approval of our stockholders, we amended our Articles of Incorporation to phase out the classification of our Board by 2010. Beginning with this year’s Annual Meeting, our Board will no longer be classified and all directors will be subject to annual election. Currently, our Board has eleven members. Stephen G. Hanks and David A. Trice each were appointed as a director in May 2009.

The term of office of all of our directors will expire at this year’s Annual Meeting. On the nomination of our Board, John F. Bookout, III, Roger A. Brown, Ronald C. Cambre, John A. Fees, Robert W. Goldman, Oliver D. Kingsley, Jr., D. Bradley McWilliams, Richard W. Mies and Thomas C. Schievelbein will stand for reelection as directors at this year’s Annual Meeting for a term of one year and Stephen G. Hanks and David A. Trice will stand for election as directors at this year’s Annual Meeting for a term of one year.

Our By-Laws provide that (1) a person shall not be nominated for election or reelection to our Board of Directors if such person shall have attained the age of 72 prior to the date of election or re-election and (2) any director who attains the age of 72 during his or her term shall be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 72. Accordingly, a director nominee may stand for election if he or she has not attained the age of 72 prior to the date of election or reelection.

Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving. However, as we announced on December 7, 2009, we are pursuing the separation of the business and operations of our Power Generation Systems and Government Operations segments from the rest of our operations, through a spin-off distribution to our stockholders of all the common stock of The Babcock & Wilcox Company. In this proxy statement, we refer to The Babcock & Wilcox Company and all of our subsidiaries in those two segments collectively as “B&W.” In connection with that spin-off, we contemplate that some of our directors will become directors of B&W and will resign from our Board of Directors (though it is possible that one or more may serve on the Board of Directors of each company). Our Board of Directors has not yet determined which of its members may be designated to serve as directors of the newly public B&W, although it is contemplated that John A. Fees, Chief Executive Officer and one of our directors, would serve as non-executive Chairman of the Board of B&W. The spin-off transaction is subject to various conditions precedent, including approval of our Board of Directors. There can be no assurance that the spin-off transaction will be completed.

Set forth below is certain information (ages are as of May 7, 2010) with respect to each nominee for election to serve as a director after this year’s Annual Meeting.

John F. Bookout, III	Director Since 2006
Age — 56

Finance Committee — Member Governance Committee — Member

Mr. Bookout has served as a Managing Director of Kohlberg Kravis Roberts & Co., a private equity firm, since March 2008. Previously, he served as Senior Advisor to First Reserve Corporation, a private equity firm specializing in the energy industry, from 2006 to March 2008. Until 2006, he was a director of McKinsey & Company, a global management consulting firm, which he joined in 1978. Mr. Bookout previously served as a director of Tesoro Corporation from 2006-2010.

Roger A. Brown	Director Since 2005
Age — 65

Compensation Committee — Member Governance Committee — Chairman

From 2005 until his retirement in 2007, Mr. Brown was Vice President, Strategic Initiatives of Smith International, Inc., a supplier of goods and services to the oil and gas exploration and production industry, the petrochemical industry and other industrial markets. Mr. Brown was President of Smith Technologies (a business unit of Smith International, Inc.) from 1998 until 2005. Mr. Brown has also served as a director of Ultra Petroleum Corporation since 2007.

Ronald C. Cambre	Director Since 2000
Age — 71

Chairman of the Board

Mr. Cambre has served as our Chairman since October 1, 2008. From January 1995 until December 2001, Mr. Cambre was Chairman of the Board of Newmont Mining Corporation, an international mining company, and he served as its Chief Executive Officer from November 1993 until his retirement in December 2000. He was also President of Newmont Mining Corporation from June 1994 to July 1999. Mr. Cambre has also served as a director of Cliffs Natural Resources, Inc. (formerly, Cleveland-Cliffs Inc.) since 1996 and W.R. Grace & Co. since 1998, and previously served as a director of Inco Limited from 2000-2006.

John A. Fees	Director Since 2008
Age — 52

Chief Executive Officer

Mr. Fees has been Chief Executive Officer of McDermott since October 2008. He joined our company in 1979 and served as President and Chief Executive Officer of B&W from January 2007 to October 2008; President and Chief Operating Officer of BWX Technologies, Inc., a subsidiary of ours, from September 2002 to January 2007; and President, General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, Inc., from September 1997 to November 2002. His earlier positions at subsidiaries of B&W include Vice President and General Manager.

Robert W. Goldman	Director Since 2005
Age — 68

Audit Committee — Member Finance Committee — Chairman

Since October 2002, Mr. Goldman has served as an independent financial consultant. Previously, Mr. Goldman worked for Conoco Inc., an international, integrated energy company and predecessor to ConocoPhillips, from 1988 to 2002, most recently as Senior Vice President, Finance and Chief Financial Officer from 1998 to 2002. He formerly served as the Vice President, Finance of the World Petroleum Council from 2002 to 2008. He has also served as a director of El Paso Corporation since 2003, Parker Drilling Company since 2005 and Tesoro Corporation since 2004.

Stephen G. Hanks	Director Since 2009
Age — 59

Audit Committee — Member Finance Committee — Member

From November 2007 until his retirement in January 2008, Mr. Hanks was President of the Washington Division of URS Corporation, an engineering, construction and technical services company, and he also served as a member of URS Corporation’s Board of Directors during that time. Previously, from June 2001 to November 2007 he was President and CEO of Washington Group International, Inc., an integrated engineering, construction and management services company which was acquired by URS Corporation in 2007, and also served on its Board of Directors. Mr. Hanks has also served as a director of Lincoln Electric Holdings, Inc. since 2006.

Oliver D. Kingsley, Jr.	Director Since 2004
Age — 67

Compensation Committee — Member Governance Committee — Member

Until his retirement in November 2004, Mr. Kingsley served as President and Chief Operating Officer of Exelon Corporation, an integrated utility company, from May 2003, Senior Executive Vice President from February 2002 and President and Chief Nuclear Officer from October 2000. Mr. Kingsley also served as President and Chief Executive Officer of Exelon’s subsidiary, Exelon Generation, from February 2000 to November 2004 and as President and Chief Nuclear Officer of Unicom Corporation, an integrated electric utility company, from November 1997 to October 2000. Mr. Kingsley has also served as a director of FPL Group, Inc. since 2007 and is the Associate Dean for Special Projects at the Sam Ginn College of Engineering, Auburn University.

D. Bradley McWilliams	Director Since 2003
Age — 68

Audit Committee — Chairman Finance Committee — Member

From April 1995 until his retirement in April 2003, Mr. McWilliams was Senior Vice President and Chief Financial Officer of Cooper Industries Ltd., a worldwide manufacturer of electrical products, tools and hardware. He was Vice President of Cooper Industries from 1982 until April 1995. Mr. McWilliams previously served as a director of Kronos Incorporated from 1993 to 2005.

Richard W. Mies	Director Since 2008
Age — 65

Audit Committee — Member Governance Committee — Member

Admiral Mies is a Retired Admiral, United States Navy. He served in the U.S. Navy for 35 years, including most recently as Commander in Chief of the U.S. Strategic Command for the U.S. Air Force and U.S. Navy strategic nuclear forces from 1998 until his retirement from the Navy in 2002. Following his retirement from the Navy until 2007, he served as Senior Vice President of Science Applications International Corporation, a provider of scientific and engineering applications for national security, energy, environment, critical infrastructure and health. Since 2007, he has been Chief Executive Officer and President of The Mies Group, Ltd. (a consulting firm). He has also served as a director of Exelon Corporation since 2009 and Mutual of Omaha Insurance Company since 2002.

Thomas C. Schievelbein	Director Since 2004
Age — 56

Compensation Committee — Chairman Finance Committee — Member

From November 2001 until his retirement in November 2004, Mr. Schievelbein was President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation, a global defense company. From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc. Mr. Schievelbein has also served as a director of The Brinks Company since 2009 and New York Life Insurance Company since 2006.

David A. Trice	Director Since 2009
Age — 62

Audit Committee — Member Compensation Committee — Member

From February 2000 until his retirement in May 2009, Mr. Trice was Chief Executive Officer and Chairman of the Board (since September 2004) of Newfield Exploration Company, an oil and natural gas exploration and production company. He has served as the non-executive Chairman of the Board of Directors of Newfield Exploration Company since May 2009, and as a director of New Jersey Resources Corporation since 2004 and Hornbeck Offshore Services, Inc. since 2002. Mr. Trice also previously served as a director of Grant PrideCo from 2003 to 2008.

Our Board recommends that stockholders vote “FOR” each of the nominees named above.

Corporate Governance

We maintain a corporate governance section on our Web site which contains copies of our principal governance documents. The corporate governance section may be found at www.mcdermott.com at “Corporate Governance — Board Committees” and “Corporate Governance — Governance Policies.” The corporate governance section contains the following documents:

By-Laws
Corporate Governance Guidelines
Code of Ethics for CEO and Senior Financial Officers
Board of Directors Conflicts of Interest Policies and Procedures
Audit Committee Charter
Compensation Committee Charter
Finance Committee Charter
Governance Committee Charter

In addition, our Code of Business Conduct may be found on our Web site at www.mcdermott.com at “Corporate Governance — Code of Conduct.”

Director Independence

The New York Stock Exchange listing standards require our Board of Directors to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. To assist it in determining director independence, and as permitted by New York Stock Exchange rules then in effect, the Board previously established categorical standards which conform to, or are more exacting than, the independence requirements in the New York Stock Exchange listing standards. These standards are contained in the Corporate Governance Guidelines found on our Web site at www.mcdermott.com under “Corporate Governance — Governance Policies.”

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical standards:

John F. Bookout, III	Oliver D. Kingsley, Jr.
Roger A. Brown	D. Bradley McWilliams
Ronald C. Cambre	Richard W. Mies
Robert W. Goldman	Thomas C. Schievelbein
Stephen G. Hanks	David A. Trice

In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated, none of which were determined to constitute a material relationship with us. Messrs. McWilliams, Schievelbein and Trice have no relationship with McDermott, except as a director and stockholder. Messrs. Bookout, Brown, Cambre, Goldman, Hanks, Kingsley and Admiral Mies are directors of entities with which we transact business in the ordinary course, and Mr. Bookout is also an outside consultant for an affiliate of an entity with which we transact business in the ordinary course. Our Board also considered unsolicited contributions by us to charitable organizations with which the directors were associated. Admiral Mies and Mr. Hanks each serve as a director of a separate charitable organization to which we made unsolicited contributions between 2007 and 2009. Mr. Bookout’s spouse serves as a director of a charitable organization to which we made an unsolicited contribution in 2007. The charitable contributions described above were in the usual course of our annual giving programs pursuant to which we made over $1.1 million in total 2009 contributions to more than 220 charitable organizations.

Executive Sessions and Communications With the Board

Our independent directors meet in executive session without management on a regular basis. Currently, Ronald C. Cambre, our non-executive Chairman of the Board, serves as the presiding director for these executive sessions. Stockholders or other interested persons may send written communications to the independent members of our Board, addressed to Board of Directors (independent members), c/o McDermott International, Inc., Corporate Secretary’s Office, 777 N. Eldridge Pkwy., Houston, Texas 77079. Information regarding this process is posted on our Web site at www.mcdermott.com under “Corporate Governance — Board Committees.”

Board of Directors and Its Committees

Our Board met 12 times during 2009.  All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2009. In addition, as reflected in our Corporate Governance Guidelines, we have adopted a policy that each member of our Board must make reasonable efforts to attend our Annual Meeting. All directors then serving on the Board attended our 2009 Annual Meeting.

Our Board currently separates the positions of Chief Executive Officer and Chairman of the Board. Mr. Fees serves as our Chief Executive Officer, and Mr. Cambre serves as our non-executive Chairman. Our Board believes that this leadership structure is appropriate for McDermott at this time because it allows Mr. Fees, who was appointed Chief Executive Officer in October 2008, to set our strategic direction and manage our day-to-day operations and performance, while Mr. Cambre is able to set the Board’s agenda and lead the Board while also monitoring and objectively evaluating Mr. Fees’ performance as Chief Executive Officer.

As part of its oversight function, the Board monitors various risks that McDermott faces. Our Chief Risk Officer administers our Enterprise Risk Program, or ERP, and presents information to senior management and the Board on matters relating to the ERP. In connection with the ERP, the Board reviewed key external, strategic, operational and financial risks and discussed the effectiveness of current efforts to mitigate certain focus risks. The Audit Committee further assists the Board in fulfilling its oversight responsibility by meeting periodically with management to review risk exposures and discuss McDermott’s policies and guidelines concerning risk assessment and risk management.

Our Board currently has, and appoints the members of, standing Audit, Compensation, Finance and Governance Committees. Each of those committees is comprised entirely of independent nonmanagement directors and has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.mcdermott.com under “Corporate Governance — Board Committees.” Additionally, in connection with the proposed spin-off of B&W, our Board established a special Restructuring Committee in January 2010.

The current members of the committees are identified below.

Audit Committee:

Mr. McWilliams (Chairman)
Mr. Goldman
Mr. Hanks
Adm. Mies
Mr. Trice

During the year ended December 31, 2009, the Audit Committee met four times. The Audit Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements. The Audit Committee is not providing any expert or special assurance as to our financial statements or any professional certification as to the independent registered public accounting firm’s work.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. The committee, among other things, also reviews and discusses McDermott’s audited financial statements with management and the independent registered public accounting firm.

Our Board has determined that Messrs. McWilliams, Goldman, Hanks and Trice and Admiral Mies each qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors” above.

Compensation Committee:

Mr. Schievelbein (Chairman)
Mr. Brown
Mr. Kingsley
Mr. Trice

During the year ended December 31, 2009, the Compensation Committee met eight times. The Compensation Committee has overall responsibility for our officer compensation plans, policies and programs and has the authority to engage and terminate any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. Hewitt Associates LLC, or Hewitt, has served as the consultant to the Compensation Committee on executive and director compensation since October 2007, and served in that capacity during 2009. On February 1, 2010, Hewitt spun-off its executive compensation business into a separate company known as Meridian Compensation Partners LLC. Since the spin-off, Meridian, rather than Hewitt, has been advising the compensation committee. The Compensation Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers. Please see the “Compensation

Discussion and Analysis” and “Compensation of Executive Officers” sections of this proxy statement for information about our 2009 executive officer compensation, including a discussion of the role of the compensation consultant.

The Compensation Committee regularly reviews the design of our significant compensation programs with the assistance of its compensation consultant. We believe our compensation programs motivate and retain our employees while allowing for appropriate levels of business risk through some of the following features:

•	Reasonable Compensation Programs — Using the elements of total direct compensation, the Compensation Committee seeks to provide compensation opportunities for employees targeted at or near the median compensation of comparable positions in our market. As a result, we believe the total direct compensation of employees provides a reasonable and appropriate mix of cash and equity, annual and longer-term incentives, and performance metrics.

•	Emphasize Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation typically makes up a larger percentage of an employee’s total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of shareholders. However, tying a significant portion of an employee’s total direct compensation to long-term incentives (which typically vest over a period of three or more years) helps to promote longer-term perspectives regarding company performance.

•	Long-Term Incentive Compensation Subject to Forfeiture — The Compensation Committee may terminate any outstanding stock award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•	Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals which are used to plot a linear payout formula for annual and long-term incentive compensation, eliminating payout “cliffs” between the established performance goals. The maximum payout for both the annual and long-term incentive compensation is capped at 200% percent of target.

•	Use of Multiple and Appropriate Performance Metrics — Utilizing diversified performance measures helps prevent compensation opportunities from being overly weighted toward the performance result of a single measure. In general, our incentive programs are historically based on a mix of financial and individual goals. Additionally, our primary financial performance metric has been a mix of consolidated and segment operating income. Compared to other financial metrics, operating income is a measure of the profitability of our business which helps drive accountability at our operating segments thereby reducing risks related to incentive compensation by putting the focus on quality of revenues not quantity.

•	Stock Ownership Guidelines — Our executive officers and directors are subject to share ownership guidelines which also helps promote longer-term perspectives and align the interests of our executive officers and directors with those of our shareholders.

The Compensation Committee administers our Executive Incentive Compensation Plan, or EICP, under which it awards annual cash-based incentive compensation to our officers based on the attainment of annual performance goals. The Compensation Committee approves, among other things, target EICP compensation for each officer, expressed as a percentage of the officer’s base salary for that year, and financial goals applicable to EICP compensation. The Compensation Committee authorized our Chief Executive Officer to establish individual goals for our other executive officers applicable to EICP compensation and, in coordination with his direct reports, to select such other officers and key employees to participate in the EICP and establish appropriate individual performance goals for them. Under both our 2001 Directors and Officers Long-Term Incentive Plan, which we refer to as the 2001 D&O Plan, and our 2009 McDermott International, Inc. Long-Term Incentive Plan, which we refer to as the 2009 LTIP, our Compensation Committee may delegate some of its duties to our Chief Executive Officer or other senior officers. Our restricted stock awards granted in 2008 under the 2001 D&O Plan provide for accelerated vesting at the Compensation Committee’s discretion if the participant retires and is at least 60 years of age with at least 10 years of service. To facilitate a timely determination in these instances, the Compensation Committee has authorized our General Counsel and Vice President of Human Resources, acting jointly, to consider and determine whether to approve any request for such accelerated vesting.

Finance Committee:

Mr. Goldman (Chairman)
Mr. Bookout
Mr. Hanks
Mr. McWilliams
Mr. Schievelbein

During the year ended December 31, 2009, the Finance Committee met seven times. The Finance Committee has the overall responsibility of reviewing and overseeing financial policies (including any dividend recommendations and stock repurchase programs) and financial strategies, mergers, acquisitions, financings, liabilities, investment performance of our pension plans and the capital structures of McDermott and its subsidiaries. Generally, the Finance Committee has responsibility over many activities up to $50 million, and for such activities involving amounts over $50 million, the Finance Committee will review the activity and make a recommendation to the Board.

Governance Committee:

Mr. Brown (Chairman)
Mr. Bookout
Mr. Kingsley
Adm. Mies

During the year ended December 31, 2009, the Governance Committee met seven times. This committee, in addition to other matters, recommends to our Board of Directors: (1) the qualifications, term limits and nomination and election procedures relating to our directors; (2) nominees for election to our Board of Directors; and (3) compensation of nonmanagement directors. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” Our Governance Committee has primary oversight responsibility for our compliance and ethics program, excluding certain oversight responsibilities assigned to the Audit Committee, and our director and officer insurance program. In conjunction with the Compensation Committee, the Governance Committee oversees the annual evaluation of our Chief Executive Officer.

In May 2009, at the request of the Chairman of the Governance Committee, Hewitt performed a market analysis of nonemployee director compensation using our Custom Peer Group (as defined in “Compensation Discussion and Analysis”) and made recommendations regarding nonemployee director compensation to the Governance Committee. Based on those recommendations, the Governance Committee recommended no changes in the form and amounts of nonmanagement director compensation for 2009. Our management is not substantively involved in Hewitt’s market analysis or recommendation regarding nonmanagement director compensation.

Restructuring Committee:

Mr. Bookout	Mr. Hanks
Mr. Brown	Mr. McWilliams
Mr. Cambre	Mr. Schievelbein
Mr. Goldman

In connection with the proposed spin-off of B&W, in January 2010 our Board established a special Restructuring Committee. The Restructuring Committee has overall responsibility for reviewing and evaluating the details of the proposed separation, including significant financial, governance and other policies and matters.

Compensation Committee Interlocks and Insider Participation

All members of our Compensation Committee are independent in accordance with the New York Stock Exchange listing standards. No member of the Compensation Committee (1) was, during the year ended December 31, 2009, or had previously been, an officer or employee of McDermott or any of its subsidiaries or (2) had any material interest in a transaction of McDermott or a business relationship with, or any indebtedness to, McDermott. No interlocking relationship existed during the year ended December 31, 2009 between any member of the Board of Directors or the Compensation Committee and an executive officer of McDermott.

Director Nomination Process

Our Governance Committee has determined that a candidate for election to our Board of Directors must meet specific minimum qualifications. Each candidate should:

•	have a record of integrity and ethics in his/her personal and professional life;

•	have a record of professional accomplishment in his/her field;

•	be prepared to represent the best interests of our stockholders;

•	not have a material personal, financial or professional interest in any competitor of ours; and

•	be prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and not have other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so.

In addition, the Governance Committee also considers it desirable that candidates possess the following qualities or skills:

•	each candidate should contribute positively to the collaborative culture among Board members; and

•	each candidate should possess professional and personal experiences and expertise relevant to our businesses and industries.

While McDermott does not have a specific policy addressing board diversity, the Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences. In 2009 our Governance Committee engaged Cornerstone International Group (“Cornerstone”), an independent director search firm, in order to assist in selecting director candidates. Cornerstone initially identified over 1,000 men and women as candidates, representing a cross-section of ethnicities, industries, educational backgrounds, experience and professional affiliations. From this pool, nine candidates were presented to the Governance Committee for review. Following lengthy discussions in which the Governance Committee considered each candidate’s experience, education, prior board memberships, key accomplishments, areas of expertise, professional affiliations and industry experience, among other factors, the Governance Committee recommended Mr. Hanks and Mr. Trice to the Board for appointment as directors.

The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our senior level executives, individuals personally known to the members of the Board and independent director candidate search firms.

Any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders’ Proposals” in this proxy statement and our By-Laws, which may be found on our Web site at www.mcdermott.com at “Corporate Governance — Governance Policies.”

The Governance Committee will consider candidates identified through the processes described above and will evaluate each of them, including incumbents, based on the same criteria. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Governance Committee will consider candidates identified by stockholders, the Governance Committee has sole discretion whether to recommend those candidates to the Board. None of the director nominees for the 2010 Annual Meeting are standing for election for the first time, with the exception of Messrs. Hanks and Trice, who were each appointed to the Board in May 2009.

In nominating individuals to become members of the Board of Directors, the Governance Committee considers the experience, qualifications, and skills of each potential member. Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. In concluding each individual was an appropriate nominee, the Governance Committee and the Board of Directors considered the following:

•	Mr. Bookout has global experience working with the petroleum refining, marketing, exploration and development and the natural gas and electric utility industries. He served as managing partner of a global management consulting firm, where he also worked in London as head of its European Energy Practice. He also has extensive experience in private equity and finance and currently serves on the board of a non-public company.

•	Mr. Brown’s extensive experience in the oil and gas exploration and production industry makes him a knowledgeable resource for our offshore oil and gas construction operations. Mr. Brown also has a strong knowledge of corporate governance issues, serving on the Nominating & Governance Committee of Ultra Petroleum Corporation and as Chairman of McDermott’s Governance Committee.

•	Mr. Cambre’s service as Chief Executive Officer and Chairman of the Board of Newmont Mining Corporation make him well qualified to serve as Chairman of the Board of McDermott. He has extensive international business experience and knowledge of global energy issues. He attended the Harvard Business School Program for Management Development, and held numerous executive management positions during his careers at Freeport-McMoRan and Newmont. Mr. Cambre has served on the boards of numerous public companies, including Cliffs Natural Resources, Inc. and W.R. Grace & Co.

•	Mr. Fees has been an employee of McDermott for 31 years, during which time he has held numerous management positions within the McDermott organization, leading to his appointment as Chief Executive Officer. His lengthy tenure with the company and his wealth of experience and in depth knowledge of the operations and culture of McDermott make him highly qualified to serve our stockholders. Mr. Fees also currently serves on the Board of Directors of the Nuclear Energy Institute.

•	Mr. Goldman has an extensive background in corporate finance. While serving as Chief Financial Officer of Conoco, Inc., Mr. Goldman played vital roles in the initial public offering and split-off of Conoco, Inc. from DuPont and the subsequent merger of Conoco and Phillips Petroleum. Mr. Goldman chairs the finance committee of El Paso Corporation and the governance committee of Tesoro Corporation while serving on the audit committees of both companies and the compensation committee of Parker Drilling Company. He is a member of the Executive Committee of the Board of Trustees of Kenyon College and chairs its Budget, Finance and Audit Committee. This experience benefits him as Chairman of McDermott’s Finance Committee and as a member of the Audit Committee.

•	Mr. Hanks served as Chief Executive Officer and a member of the board of Washington Group International for eight years. That company was acquired by URS Corporation, a publicly traded engineering, construction and technical services firm and one of our peer group companies. He has extensive financial experience, having served as Chief Financial Officer of Morrison Knudsen Corporation, and he currently serves on the audit committee of Lincoln Electric Holdings, Inc.

•	Mr. Kingsley brings vast knowledge of the nuclear power generation business to the Board of McDermott. He serves on the board of FPL, Inc., a provider of electricity related services, and previously served as President and Chief Operating Officer of Exelon Corporation, an integrated utility company and a customer and supplier to one of our principal operating subsidiaries. He previously served as President of the World Association of Nuclear Operators. Throughout his career, Mr. Kingsley has had direct operating and oversight responsibility for major U.S. nuclear power plants. He is a member of the National Academy of Engineering, and has received numerous awards given in the United States for nuclear excellence and achievement. His experience in the field of nuclear power operations, maintenance and engineering is valuable to us as a strategic resource for our B&W operations. He currently serves on the nuclear and audit committees of FPL, Inc.

•	Mr. McWilliams has an extensive background in public accounting, and is a Certified Public Accountant and licensed attorney. He served as Chief Financial Officer of Cooper Industries for nine years and in other financial and legal functions for over

22 years. In addition, he served for 12 years as chairman of the audit committee of another public company. Mr. McWilliams has served as Chairman of our Audit Committee since 2004.

•	Admiral Mies’ distinguished career as a nuclear submariner in the U.S. Navy and as a former Senior Vice President of Science Applications International Corporation has provided him with extensive experience in nuclear operations, executive leadership and U.S. Government procurement activities. He served as the Senior Operations Commander of the U.S. Submarine Force and as the Commander in Chief of U.S. Strategic Command. He brings to the Board an extensive understanding of the U.S. Government, the single largest customer for McDermott. He serves on the boards of Exelon Corporation and Mutual of Omaha and has extensive audit and governance committee experience.

•	Mr. Schievelbein’s extensive experience with nuclear operations, ship building, program management, technology and governmental operations which he obtained while serving as President of Northrop Grumman Newport News provides a highly valuable resource for our business operations. He is a graduate of the U.S. Naval Academy. Additionally, Mr. Schievelbein was awarded the Naval Submarine League’s Distinguished Civilian Award in 2008 for his contributions to the United States Navy submarine programs. He currently serves as the Lead Director of New York Life Insurance Company, a Fortune 100 company. He is the Chairman of our Compensation Committee as well as a member of the Compensation Committees of New York Life Insurance Company and The Brinks Company. These positions have provided extensive experience in the development and oversight of executive compensation programs.

•	Mr. Trice’s experience as both Chief Executive Officer and Chairman of the Board of Newfield Exploration Company provide him with extensive knowledge of the oil and natural gas exploration and production business and strong leadership skills. He has previous experience as Chief Financial Officer of Newfield Exploration and with both domestic and international operations. He currently serves on the boards of Newfield Exploration Company, New Jersey Resources Corporation and Hornbeck Offshore Services, Inc.

Compensation of Directors

The table below summarizes the compensation earned by or paid to our nonemployee directors during the year ended December 31, 2009. Pursuant to our By-Laws, which require a director to retire at the first Annual Meeting of Stockholders after attaining the age of 72, Robert L. Howard retired from the Board of Directors at the 2009 Annual Meeting. Messrs. Hanks and Trice were appointed to the Board in May 2009.

Director Compensation Table

					Change
					in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
Name	Paid in Cash(1)	Awards(2)	Awards(2)	Compensation	Earnings	Compensation(3)	Total
John F. Bookout III	$82,500	$109,989	N/A	N/A	N/A	$782	$193,271
Roger A. Brown	$100,750	$109,989	N/A	N/A	N/A	—	$210,739
Ronald C. Cambre	$217,500	$109,989	N/A	N/A	N/A	$1,757	$329,246
Robert W. Goldman	$94,500	$109,989	N/A	N/A	N/A	$2,633	$207,122
Stephen G. Hanks	$68,000	$109,989	N/A	N/A	N/A	$4,914	$182,903
Robert L. Howard	$15,750	—	N/A	N/A	N/A	—	$15,750
Oliver D. Kingsley Jr.	$90,750	$109,989	N/A	N/A	N/A	—	$200,739
D. Bradley McWilliams	$104,500	$109,989	N/A	N/A	N/A	$2,687	$217,176
Richard W. Mies	$84,250	$109,989	N/A	N/A	N/A	—	$194,239
Thomas C. Schievelbein	$113,795	$109,989	N/A	N/A	N/A	—	$223,784
David A. Trice	$69,750	$109,989	N/A	N/A	N/A	—	$179,739

(1)	See “Fees Earned or Paid in Cash” below for a discussion of the amounts reported in this column.

(2)	See “Stock and Option Awards” below for a discussion of the amounts reported in these columns.

(3)	The amounts reported in the “All Other Compensation” column are attributable to a tax gross-up associated with income imputed to the director as a result of his spouse accompanying him on travel in connection with Board business.

The compensation for nonemployee directors for 2009 was comprised of cash and equity compensation earned by directors in connection with their service as directors. The cash compensation consisted of retainers and meeting fees described in more detail below. The equity compensation consisted of restricted stock awards issued under our 2009 LTIP. Employee directors do not receive any compensation for their service as directors.

Fees Earned or Paid in Cash.  Under our current director compensation program, cash compensation for nonemployee directors consists of the following:

•	an annual retainer of $45,000 (prorated for partial terms);

•	a fee of $2,500 for each Board meeting personally attended, $1,750 for each meeting of a committee of which they are a member personally attended and $1,000 for each Board meeting and meeting of a committee of which they are a member attended by telephone.

As of January 1, 2010, any director who attends a meeting of the Restructuring Committee receives a fee of $1,750 for each meeting personally attended and $1,000 for each meeting attended by telephone, and the Non-Executive Chairman receives a fee of $1,750 for any committee meeting personally attended and $1,000 for any committee meeting attended by telephone.

The chairs of Board committees and the Non-Executive Chairman receive additional annual retainers as follows (pro-rated for partial terms):

•	the chair of the Audit Committee: $20,000;

•	the chair of each of the Compensation Committee and the Restructuring Committee: $15,000;

•	the chair of each of the Finance Committee and the Governance Committee: $10,000; and

•	the Non-Executive Chairman: $100,000.

Beginning in May 2009, all director annual retainers are paid in quarterly installments.

Stock and Option Awards.  In addition to the fees provided to our directors described above, we granted equity awards to our directors under the 2009 LTIP.

Under the 2009 LTIP, nonemployee directors may be granted stock option, restricted stock, performance unit, restricted stock unit and performance share awards, in such amounts and on such terms, as the Compensation Committee or the Board may determine from time to time. In 2009, each of our nonemployee directors received 6,060 shares of restricted stock. Under the terms of each award, the restricted stock vested immediately on the grant date.

The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. Under FASB ASC Topic 718, the fair value of restricted stock is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock.

The following table reflects the number of shares and grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to each restricted stock award granted to nonemployee directors in 2009 and the restricted stock and stock option awards each nonemployee director had outstanding as of December 31, 2008.

Equity Awards Granted to Directors in 2009 and
Outstanding at December 31, 2009

	Equity Awards			Equity Awards Outstanding at
	Granted in 2009			December 31, 2009
		Shares of
		Restricted	Grant Date
Name	Grant Date	Stock	Fair Value	Stock Awards(1)	Option Awards
John F. Bookout, III	May 14, 2009	6,060	$109,989	1,350	3,150
Roger A. Brown	May 14, 2009	6,060	$109,989	0	19,650
Ronald C. Cambre	May 14, 2009	6,060	$109,989	1,350	0
Robert W. Goldman	May 14, 2009	6,060	$109,989	1,350	4,950
Stephen G. Hanks	May 14, 2009	6,060	$109,989	0	0
Robert L. Howard	—	—	—	0	37,200
Oliver D. Kingsley, Jr.	May 14, 2009	6,060	$109,989	0	19,950
D. Bradley McWilliams	May 14, 2009	6,060	$109,989	0	37,876
Richard W. Mies	May 14, 2009	6,060	$109,989	0	0
Thomas C. Schievelbein	May 14, 2009	6,060	$109,989	0	37,426
David A. Trice	May 14, 2009	6,060	$109,989	0	0

(1)	All Director stock awards outstanding at December 31, 2009 consisted of shares of restricted stock granted in prior years and as to which the restrictions had not yet lapsed.

Named Executives Profiles

The following are named executive officer profiles that summarize the compensation earned or paid in 2009 to our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, whom we refer to as our “Named Executives.” The individual executive profiles provide biographical information, including age as of May 7, and summarize the compensation disclosures that are provided in the Compensation Discussion and Analysis and executive compensation tables in this proxy statement. These profiles are supplemental, and are being provided in addition to, and not in substitution for, the detailed compensation tables required by the Securities Exchange Commission that follow the Compensation Discussion and Analysis. We believe these profiles provide stockholders with a concise and easy to understand summary of 2009 compensation. The compensation information presented in the following executive profiles is derived from the more detailed compensation tables that begin on page 42 of this proxy statement. Please consult those tables and the accompanying footnotes for an explanation of how the compensation information is calculated.

John A. Fees

Chief Executive Officer & Director, Mcdermott International, Inc.

Age: 52

Tenure with McDermott: 31 years

Mr. Fees has been Chief Executive Officer of McDermott since October 2008. He joined our company in 1979 and served as President and Chief Executive Officer of B&W from January 2007 to October 2008; President and Chief Operating Officer of BWX Technologies, Inc., a subsidiary of ours, from September 2002 to January 2007; and President, General Manager of BWXT Services, Inc., a subsidiary of BWX Technologies, Inc., from September 1997 to November 2002. His earlier positions at subsidiaries of B&W include Vice President and General Manager.

2009 Compensation

Annual Base Salary
Base Salary	$900,000

Annual Incentive Compensation
Executive Incentive Compensation Plan	$1,665,000

Long-Term Incentive Compensation (Grant Date Fair Value)
Restricted Stock Units	$2,244,382
Performance Shares	$1,298,894
Stock Options	$1,995,846

Pension Plan
Annual Increase in Accumulated Pension Benefit	$399,782

Other Compensation
SERP Contribution	$64,774
Thrift Match	$7,350
Service-Based Thrift Contribution	N/A
Tax Gross-Ups	$11,501
Perquisites and Personal Benefits	$27,782

2009 Total Compensation

Equity Awarded in 2009

3/5/09	Stock Options	295,716 shares
3/5/09	Restricted Stock Units	208,392 units
3/5/09	Performance Shares	120,603 shares

Michael S. Taff

Chief Financial Officer, Mcdermott International, Inc.

Age: 48

Tenure with McDermott: 5 years

Mr. Taff has been our Senior Vice President and Chief Financial Officer since April 2007. He served as our Vice President and Chief Accounting Officer from June 2005 to April 2007. Previously, Mr. Taff served as Vice President and Chief Financial Officer of HMT Inc., an engineering and construction company, from June 2004 to June 2005 and as Vice President and Corporate Controller of Philip Services Corporation, a provider of industrial, environmental, transportation and container services, from September 1994 to May 2004.

2009 Compensation

Annual Base Salary
Base Salary	$505,000

Annual Incentive Compensation
Executive Incentive Compensation Plan	$707,000

Long-Term Incentive Compensation (Grant Date Fair Value)
Restricted Stock Units	$621,095
Performance Shares	$359,449
Stock Options	$552,314

Pension Plan
Annual Increase in Accumulated Pension Benefit	N/A

Other Compensation
SERP Contribution	$41,378
Thrift Match	$7,358
Service-Based Thrift Contribution	$7,358
Tax Gross-Ups	$3,221
Perquisites and Personal Benefits	$—

2009 Total Compensation

Equity Awarded in 2009

3/5/09	Stock Options	81,834 shares
3/5/09	Restricted Stock Units	57,669 units
3/5/09	Performance Shares	33,375 shares

Brandon C. Bethards

President & Chief Executive Officer, The Babcock & Wilcox Company

Age: 62

Tenure with McDermott: 36 years

Mr. Bethards has been President and Chief Executive Officer of B&W since November 2008 after serving as Interim Chief Executive Officer since September 2008. He joined Babcock & Wilcox Power Generation Group, Inc., a major operating subsidiary of B&W, in the early 1970s and served most recently as its President from January 2007 to October 2008 and Senior Vice President and General Manager of its Fossil Power division from February 2001 to January 2007. His earlier positions within the Power Generation Group include Vice President of Business Development, General Manager, District Engineer and Field Service Engineer.

2009 Compensation

Annual Base Salary
Base Salary	$526,200

Annual Incentive Compensation
Executive Incentive Compensation Plan	$663,012

Long-Term Incentive Compensation (Grant Date Fair Value)
Restricted Stock Units	$532,404
Performance Shares	$308,140
Stock Options	$473,450

Pension Plan
Annual Increase in Accumulated Pension Benefit	$305,160

Other Compensation
SERP Contribution	$44,948
Thrift Match	$4,906
Service-Based Thrift Contribution	N/A
Tax Gross-Ups	$1,144
Perquisites and Personal Benefits	$14,695

2009 Total Compensation

Equity Awarded in 2009

3/5/09	Stock Options	70,149 shares
3/5/09	Restricted Stock Units	49,434 units
3/5/09	Performance Shares	28,611 shares

Stephen M. Johnson

President & Chief Executive Officer, J. Ray Mcdermott, S.A.

Age: 58

Tenure with McDermott: 1 year

Mr. Johnson has been President and Chief Executive Officer of J. Ray McDermott, S.A., one of our subsidiaries, since January 2010. Previously, he served as our President and Chief Operating Officer from April 2009 to December 2009, and from 2001 to 2008 as Senior Executive Vice President and Member, Office of the Chairman, at Washington Group International, Inc. (“Washington Group”) and at URS Corporation, which acquired Washington Group in 2007. Prior to joining Washington Group, Mr. Johnson held various management positions within Fluor Corporation, an engineering, procurement, construction and maintenance services company, from 1973 through 2001.

2009 Compensation

Annual Base Salary
Base Salary		$562,500

Annual Incentive Compensation
Executive Incentive Compensation Plan		$1,131,563

Long-Term Incentive Compensation (Grant Date Fair Value)
Restricted Stock Units		$1,687,678
Performance Shares		$976,724
Stock Options		$1,435,394

Pension Plan
Annual Increase in Accumulated Pension Benefit		N/A

Other Compensation
SERP Contribution	$	N/A
Thrift Match		$6,342
Service-Based Thrift Contribution		$7,280
Tax Gross-Ups		$17,111
Perquisites and Personal Benefits		$53,196

2009 Total Compensation

Equity Awarded in 2009

5/14/09	Stock Options	131,949 shares
5/14/09	Restricted Stock Units	92,985 units
5/14/09	Performance Shares	53,814 shares

Robert A. Deason

Former President & Chief Executive Officer, J. Ray Mcdermott, S.A.

Age: 64

Tenure with McDermott: 7 years

Mr. Deason served as President and Chief Executive Officer of our subsidiary, J. Ray McDermott, S.A., from June 2007 to January 2010. He currently serves as its Executive Vice President and is expected to retire at the end of March 2010. Previously, he served as President and Chief Operating Officer of J. Ray McDermott, S.A. from March 2003, when he joined the Company. Prior to that, Mr. Deason served as a vice president with Fluor Corporation, an engineering, procurement, construction and maintenance services company.

2009 Compensation

Annual Base Salary
Base Salary	$555,000

Annual Incentive Compensation
Executive Incentive Compensation Plan	$777,000

Long-Term Incentive Compensation (Grant Date Fair Value)
Restricted Stock Units	$1,077,000
Performance Shares	$0
Stock Options	$0

Pension Plan
Annual Increase in Accumulated Pension Benefit	N/A

Other Compensation
SERP Contribution	$60,950
Thrift Match	$4,698
Service-Based Thrift Contribution	$7,353
Tax Gross-Ups	$18,620
Perquisites and Personal Benefits	$32,956

2009 Total Compensation

Equity Awarded in 2009

3/5/09	Restricted Stock Units	100,000 units

Executive Officers

Set forth below is the age (as of May 7, 2010), the principal positions held with McDermott or our subsidiaries, and other business experience information for each of our current executive officers other than our Named Executives. For information on our Named Executives, see “Named Executives Profiles” above. Unless we otherwise specify, all positions described below are positions with McDermott International, Inc.

Dennis S. Baldwin, 49, has been Vice President and Chief Accounting Officer of McDermott since October 2007. Previously, he served as Chief Accounting Officer of Integrated Electrical Services, Inc,. a national electrical contracting company, from February 2007 to October 2007; as Vice President and Corporate Controller of Veritas DGC, Inc., a seismic company which provides geophysical services to the petroleum industry, from 2005 to 2007; and as Vice President and Corporate Controller of Universal Compression Holdings, Inc., a company providing gas compression services to the domestic and international gas industry, from 2002 to 2005.

Liane K. Hinrichs, 52, has been our Senior Vice President, General Counsel and Corporate Secretary since October 2008. Previously, she served as our Vice President, General Counsel and Corporate Secretary from January 2007 to September 2008; Corporate Secretary and Associate General Counsel, Corporate Compliance and Transactions from January 2006 to December 2006; Associate General Counsel, Transactions, Corporate Compliance and Deputy Corporate Secretary from June 2004 to December 2005; Assistant General Counsel, Corporate Secretary and Transactions from October 2001 to May 2004; and Senior Counsel from May 1999 to September 2001. Prior to joining McDermott in 1999, she was a partner in a New Orleans law firm.

Preston Johnson, Jr., 54, has been our Senior Vice President, Human Resources since May 2008. Previously, Mr. Johnson served as Vice President, Global Human Resources and Health Services at Anadarko Petroleum Corporation (a global oil and natural gas exploration and production company) from October 2005 to May 2008; Senior Vice President for Human Resources and Business Services at CenterPoint Energy, Inc. (an electric, gas, pipeline and power distribution and delivery company) from March 2000 to October 2005; and Global Director, Human Resources at The Dow Chemical Company (a diversified chemical company) from June 1977 to March 2000.

John D. Krueger, 63, has been our Vice President, Corporate Development and Strategic Planning since October 2008. He joined the Company in 1976 and served most recently as Vice President, Planning and Business Development for B&W from October 2006 to September 2008 and Vice President, Business Development of B&W from March 2004 to October 2006. He also served as Vice President, Business Development for J. Ray McDermott, S.A. from June 1998 to March 2004 and as Vice President, Planning and Business Development of McDermott International, Inc., from June 1993 to June 1998. His prior positions within the Company include Director of Corporate Business Planning & Analysis, Director of Corporate Development and Senior Analyst.

James C. Lewis, 54, has been our Vice President, Treasurer since March 2006. Previously, he was: Assistant Treasurer of McDermott from July 2003 to February 2006; Vice President, Structuring of Enron Corp., from December 2001 to July 2003 and Vice President, Structuring of Enron Global Markets, LLC, a subsidiary of Enron Corp., from September 2000 to December 2001.

John T. Nesser, III, 61, has been Executive Vice President and Chief Operating Officer of J. Ray McDermott, S.A. since October 2008. Previously, he served as our Executive Vice President, Chief Administrative and Legal Officer from January 2007 to September 2008; Executive Vice President and General Counsel from January 2006 to January 2007; Executive Vice President, General Counsel and Corporate Secretary from February 2001 to January 2006; Senior Vice President, General Counsel and Corporate Secretary from January 2000 to February 2001; Vice President and Associate General Counsel from June 1999 to January 2000; and Associate General Counsel from October 1998 to June 1999. Previously, he served as a managing partner of Nesser, King & LeBlanc, a New Orleans law firm, which he co-founded in 1985.

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, provides information relevant to understanding the 2009 compensation of our executive officers identified in the Summary Compensation Table, whom we refer to as our Named Executives. The following discussion also contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We caution investors not to apply these statements to other contexts.

Summary

The Compensation Committee continued its commitment to targeting reasonable and competitive compensation for our Named Executives in 2009, with a significant portion of that compensation being performance-based. Specifically, for Named Executives (other than Mr. Robert A. Deason):

•	2009 target total direct compensation was within 10%-15% of the median compensation of officers in comparable positions in our market;
•	60% of target long-term incentive compensation for 2009 was performance-based; and
•	performance-based compensation accounted for over 55% of 2009 target total direct compensation.

Mr. Deason announced his intention to retire as the President and Chief Executive Officer of our subsidiary, J. Ray McDermott, S.A., or J. Ray. In lieu of long-term incentive compensation, Mr. Deason received a restricted stock grant to retain him as J. Ray’s principal executive officer through December 31, 2009. Without any performance-based equity in 2009, only 20% of his target total direct compensation was performance-based. As a result, Mr. Deason’s compensation differs from the other Named Executives and, unless otherwise stated in this CD&A, the compensation analysis provided for Named Executives as a group excludes Mr. Deason.

The Compensation Committee believes that a significant portion of a Named Executive’s compensation should be performance-based, designed to promote and reward the achievement of short- and longer-term financial objectives that are expected to drive shareholder value. With this belief in mind, the Compensation Committee continued to tie annual and long-term incentive compensation to operating income in 2009. However, the Compensation Committee incorporated total shareholder return relative to select peer companies as an additional performance metric in 2009 long-term incentive compensation, to help align executive compensation with shareholder return. As a result of the performance metrics used and the emphasis on longer-term performance incentives, the Compensation Committee believes that our compensation practices help to create shareholder value without encouraging executives to take unnecessary and excessive risks to earn incentive compensation. See “Corporate Governance — Board of Directors and Its Committee — Compensation Committee” for information regarding the relationship between our compensation practices and risks.

The performance-based compensation that paid out in 2009 also reflected the Compensation Committee’s commitment to pay for performance. McDermott’s cumulative operating income of over $1.8 billion for the three-year period ended December 31, 2009 represents the largest amount of operating income in any three-year period since The Babcock & Wilcox Company was acquired by McDermott in 1978. As a result, our Named Executives earned payments at the maximum level under performance shares granted in 2006 and which vested in 2009. Most of our Named Executives were also eligible to earn the maximum payout under our annual incentive compensation program based on consolidated operating income of $546.5 million for 2009. As designed by the Compensation Committee, individual performance was the differentiator among Named Executive’s annual incentive compensation payouts for 2009.

In April 2009, Mr. Stephen M. Johnson joined McDermott as our President and Chief Operating Officer. On January 1, 2010, he succeeded Mr. Deason as President and Chief Executive Officer of J. Ray. Because the transition occurred on January 1, 2010 compensation information relating to Mr. Johnson as reported in this Proxy Statement and discussed in this CD&A relates solely to his role as President and Chief Operating Officer of McDermott.

Overview of Compensation Programs
and Objectives

Philosophy and Objectives.  Our compensation programs are based on our belief that our ability to attract, retain and motivate qualified employees to develop, expand and execute sound business opportunities is essential to the success of our company. To that end, the Compensation Committee, with the assistance of its compensation consultant, designs and administers compensation programs with the participation of our management. These programs generally seek to provide compensation that:

•	incentivizes and rewards short- and long-term performance, continuity of service and individual contributions; and
•	promotes retention of well-qualified executives, while aligning the interests of our executives with those of our shareholders.

Compensation Consultant.  Hewitt Associates LLC, or Hewitt, has served as the consultant to the Compensation Committee on executive and director compensation since October 2007, and served in that capacity during 2009. During 2009, Hewitt advised the Compensation Committee on all principal elements of our compensation programs and attended meetings of the Compensation Committee and participated in executive sessions without members of management present. In 2009, Hewitt provided advice and analysis on the design, structure and level of executive and director compensation. It also provided the Governance Committee and the Board advice and analysis regarding nonmanagement director compensation. In connection with Hewitt’s services to the Compensation Committee, in 2009 Hewitt sought and received input from our executive management on various matters and worked with our executive management to formalize proposals for the Compensation Committee. In 2009, Hewitt did not perform any other services for McDermott, other than assisting our management in preparing the performance graph included in our annual report on Form 10-K. Hewitt had been providing that service to management for several years prior to serving as the Compensation Committee’s consultant, and the fees for that service amounted to less than $2,000 in 2009. On February 1, 2010, Hewitt spun-off its executive compensation business into a separate company known as Meridian Compensation Partners LLC. Since the spin-off, Meridian, rather than Hewitt, has been advising the Compensation Committee on the matters described above.

Elements.  With the objectives outlined above in mind, the Compensation Committee approves annual compensation for Named Executives principally consisting of the following three elements:

•	annual base salary;
•	annual incentives; and
•	long-term incentives.

Collectively, we refer to these elements as the “total direct compensation” of a Named Executive.

Annual base salary provides a fixed level of compensation that helps attract and retain highly qualified executives. Annual incentive and long-term incentive compensation are the principal performance-based components of a Named Executive’s compensation. The annual incentive element is cash-based compensation generally designed to incentivize a Named Executive to achieve performance goals relative to the then-current fiscal year. Long-term incentives are generally equity-based and are designed to retain and closely align the interests of Named Executives with our shareholders. Similar to annual incentives, performance-based long-term incentive compensation is designed to promote the achievement of performance goals, only over a longer period — typically of three or more years.

As we discuss in more detail below, the Compensation Committee also administers several plans as part of our post-employment compensation arrangements designed to reward long-term service and performance.

Target Total Direct Compensation.  The Compensation Committee seeks to provide reasonable and competitive compensation. As a result, it targets the elements of total direct compensation for our Named Executives generally within 10%-15% of the median compensation of our market for comparable positions. Throughout this CD&A, we refer to compensation that is within 10%-15% of market median as “market range” compensation.

The Compensation Committee may set elements of total direct compensation above or below the market range to account for a Named Executive’s performance and experience, and other factors or situations that are not typically captured by looking at standard market data and practices and that the Compensation Committee deems relevant to the appropriateness and/or competitiveness of a Named Executive’s compensation.

When making decisions regarding individual compensation elements, the Compensation Committee also considers the effect on the Named Executive’s target total direct compensation and target total cash-based compensation (annual base salary and annual incentives), as applicable. The Compensation Committee’s goal is to establish target compensation for each element it considers appropriate to support the compensation objectives that, when combined, create a target total direct compensation award for each Named Executive that is reasonable and competitive.

Defining Market Range Compensation — Benchmarking.  To identify median compensation, the Compensation Committee relies on “benchmarking” — reviewing the compensation of our Named Executives relative to the compensation paid to similarly situated executives at companies we consider our peers. Performance goals used within elements of total direct compensation are designed for the principal purpose of supporting our strategic and financial goals and/or driving the creation of shareholder value, and, as a result, are not generally benchmarked.

At the request of the Compensation Committee, Hewitt conducted a market compensation analysis and provided advice regarding the median compensation of the three elements of total direct compensation for our officers, including the Named Executives. Using survey data from its proprietary compensation database (adjusted by Hewitt to 2009), Hewitt collected information from companies generally reflecting the size, scope and complexity of the business and executive talent at McDermott. To account for the size of our operations relative to peer companies, Hewitt used regression analysis to adjust the market information on peer companies based on revenue. To account for the diversity of geography and industry among our operations, Hewitt analyzed information from two principal peer groups, the J. Ray/Corporate Group and the Babcock & Wilcox Group. In this CD&A references to “market” or “our market” are references to the compensation of companies within the J. Ray/Corporate Group or Babcock & Wilcox Group, as applicable.

J. Ray/Corporate Group.  With assistance from our management, Hewitt compiled this group as the primary benchmark for our executives at our corporate and Offshore Oil and Gas Construction segments, both of which are headquartered in Houston, Texas. The group consists of 44 companies with operations in engineering, construction, government operations and/or energy. The component companies of this group include:

Alliant Techsystems Inc.
Ameron International Corp.
Anadarko Petroleum Corp.
Baker Hughes, Inc.
BJ Services Company
Cameron International, Inc.
Chesapeake Energy Corporation
Chicago Bridge & Iron Company N.V.
Cooper Industries Plc
Curtiss-Wright Corporation
Devon Energy Corporation
Dover Corporation
Eaton Corporation
El Paso Corporation
ESCO Technologies Inc.	Flowserve Corporation
FMC Technologies, Inc.
Foster Wheeler AG
General Dynamics Corporation
Granite Construction Incorporated
Halliburton Company
Honeywell International, Inc.
Hubbell Inc.
Illinois Tool Works Inc.
Ingersoll-Rand
ITT Corp.
Joy Global Inc.
KBR, Inc.
Lockheed Martin Corporation
Martin Marietta Materials, Inc.	Noble Corporation
Northrop Grumman Corporation
Pioneer Natural Resources Company
Raytheon Company
Rockwell Collins, Inc.
The Shaw Group Inc.
The Williams Companies, Inc.
Terex Corporation
Textron Inc.
Thomas & Betts Corporation
USG Corporation
Valmont Industries, Inc.
Vulcan Materials Company
Walter Industries, Inc.

Babcock & Wilcox Group.  With assistance from our management, Hewitt compiled this group as the primary benchmark for our executives at our Power Generation Systems and Government Operations segments. The group is largely a subset of the J.Ray/Corporate Group and consists of approximately 31 engineering, construction and/or governments operations companies that are more specifically representative of our Power Generation Systems and Government Operations segments. The component companies within this group include:

Ameron International Corp.
Chicago Bridge & Iron Company N.V.
Cooper Industries Plc
Curtiss-Wright Corporation
Dover Corporation
Eaton Corporation
ESCO Technologies Inc.
Flowserve Corporation
Foster Wheeler AG
General Dynamics Corporation
Granite Construction Incorporated	Honeywell International, Inc.
Hubbell Inc.
Illinois Tool Works Inc.
Ingersoll-Rand
ITT Corporation
Joy Global Inc.
Lockheed Martin Corporation
Martin Marietta Materials, Inc.
Northrop Grumman Corporation
Raytheon Company	Rockwell Collins, Inc.
The Shaw Group Inc.
Terex Corporation
Textron, Inc.
Thomas & Betts Corporation
USG Corporation
Valmont Industries, Inc.
Vulcan Materials Company
Walter Industries Inc.
Washington Group International, Inc.

In addition to these peer groups, Hewitt supplements the market data with other publicly available compensation information related to companies in a peer group identified by management and Hewitt in October 2007, which we refer to as the “Custom Peer Group.” The Custom Peer Group consists of nine similarly situated engineering and construction companies and is the same group we use in the performance graph included in our annual report on Form 10-K. The Custom Peer Group is comprised of the following companies: Cal Dive International, Inc.; Chicago Bridge & Iron Company N.V.; Fluor Corporation; Foster Wheeler AG.; Jacobs Engineering Group, Inc.; KBR, Inc.; Oceaneering International, Inc.; The Shaw Group Inc.; and URS Corporation. Compensation information for Custom Peer Group companies was based on information reported by those companies in publicly available Securities and Exchange Commission filings. The information available was largely limited to the five highest paid positions at the company and generally based on 2007 compensation. As a result, the Compensation Committee relied on the J.Ray/Corporate Group and the Babcock & Wilcox Group as the primary benchmarks to determine the market range of 2009 compensation for our Named Executives.

Total Direct Compensation

2009 Overview.  The 2009 target total direct compensation for each of our Named Executives was within the market range of target total direct compensation, except for Mr. Deason. His target 2009 total direct compensation was slightly below the market range, primarily as a result of his 2009 long-term incentive compensation, which is discussed in more detail below.

The chart below shows the 2009 target total direct compensation by element for each Named Executive. Because some compensation elements are performance-based, Named Executives are capable of earning compensation above or below the market range for similarly situated executives in our market.

2009 Target Total Direct Compensation Summary

		Annual	Long-Term
		Incentive*	Incentive*
Named Executive	Annual Base Salary	(% of Salary)	(% of Salary)
J.A. Fees	$900,000	100%	705%
M.S. Taff	$505,000	70%	348%
B.C. Bethards	$526,200	70%	286%
S.M. Johnson	$750,000	85%	400%
R.A. Deason	$555,000	70%	180%**

*	When making decisions as to the elements of a Named Executive’s total direct compensation, the Compensation Committee considers the dollar value of annual incentive and long-term incentive compensation, but typically awards these elements as percentages of annual base salary. This is primarily because our market generally targets these elements on a percentage-of-salary basis. See ‘‘— Long-Term Incentive Compensation — Analysis of 2009 Equity Grants” below for a discussion of how equity grants are valued.

**	The value shown for Mr. Deason’s long-term incentive compensation is attributable entirely to his retention stock award. See “— Total Direct Compensation — Long-Term Compensation — Value of 2009 Long-Term Incentive Compensation” below for a discussion of Mr. Deason’s award.

While the Compensation Committee does not set a specific target allocation among the elements of total direct compensation, it believes that a significant portion of a Named Executive’s total direct compensation should be performance-based. On average, performance-based compensation accounted for approximately 56% of a Named Executive’s 2009 target total direct compensation and 60% of his long-term incentive compensation. The average 2009 mix of target total direct compensation elements for our Named Executives was as follows:

Annual Base Salary

2009 Base Salaries.  In January 2009, the Compensation Committee was provided with (1) the recommendation of our Chief Executive Officer as to 2009 base salaries for our Named Executives (other than the Chief Executive Officer), (2) Hewitt’s analysis of market compensation (as adjusted by Hewitt to January 2009) and (3) tally sheets showing the 2008 compensation and benefits of our Named Executives. Hewitt’s market analysis compared the recommended base salary and the target total direct compensation of each officer (assuming 2009 salary recommendations were approved) to the median compensation of the applicable market.

The 2009 base salaries for our Named Executives were as follows:

2009 Annual Base Salaries

	2009 Annual	Percent of
Named Executive	Base Salary	Market(1)

J.A. Fees	$900,000	78%
M.S. Taff	$505,000	88%
B.C. Bethards	$526,200	100%
S.M. Johnson	$750,000	102%
R.A. Deason	$555,000	107%

(1)	Market = 50th percentile of annual base salary, based on the benchmark applicable to the executive.

In response to market data and the slowdown in global economic conditions that began in 2008, the Compensation Committee sought to limit increases in 2009 base salaries for our officers, including our Named Executives, to an average increase of 3-4%, with limited exceptions based on individual circumstances, in line with the median increase among companies in our market. Mr. Bethards’ base salary did not change because he received a substantial increase in October 2008 in connection with his promotion and the Compensation Committee believed his salary was appropriate relative to the market. As to Mr. Deason, the Compensation Committee increased his base salary for 2009 slightly less than the market-level increases and set it at a level that was within market range for his position. Finally, Messrs. Fees and Taff, whose base salaries were both substantially below market in 2008, each received an above-average increase in base salary to more closely align their respective base salaries with the market-median base salaries for their positions.

Annual Incentive Compensation

2009 Overview.  The Compensation Committee administers our annual incentive compensation program under our Executive Incentive Compensation Plan, which we refer to as the EICP.

The EICP is a cash incentive plan designed to motivate and reward our Named Executives and other key employees for their contributions to business goals and other factors that we believe drive our earnings and/or create shareholder value. EICP compensation consists of a financial performance component and an individual performance component. The 2009 target EICP was split between these two components as follows:

•	70% of target EICP was attributable to financial performance; and

•	30% of target EICP was attributable to individual performance.

Financial performance is the largest factor in determining EICP compensation because the Compensation Committee generally considers it to be more objective and to more directly influence the creation of shareholder value, as compared to individual performance. Individual performance, however, serves as an important metric to help promote the achievement of strategic, non-financial goals. To reward significant individual contributions, the Compensation Committee increased the representation of the individual component from 15% to 30% of target EICP for 2009, as compared to 2008. However, to maintain the emphasis on financial performance, financial performance determined the amount eligible to be paid under EICP compensation (irrespective of the level of individual performance attained). For example, if target financial performance was attained, then a Named Executive would be eligible to receive up to a target payout under the financial component and individual component. No EICP compensation would be earned (including for individual performance) unless the threshold level of financial performance was attained and the maximum EICP compensation a Named Executive could earn in 2009 was 200% of target EICP.

As a result, the EICP payment amount was principally determined based on: (1) the attainment of annual financial goals (which represented up to 140% of EICP compensation); and (2) the attainment of annual individual goals (which represented up to 60% of EICP compensation). The Compensation Committee had the discretion to decrease an EICP payment. For more information regarding the EICP and the 2009 EICP grants, see the immediately following discussion and the Grants of Plan-Based Awards table under “Compensation of Executive Officers” below.

Target 2009 EICP.  The target 2009 EICP compensation for our Named Executives was as follows:

2009 Target EICP

	Target EICP	Percent of
Named Executive	(% of annual base salary)	Market(1)

J.A. Fees	100%	85%
M.S. Taff	70%	89%
B.C. Bethards	70%	86%
S.M. Johnson	85%	96%
R.A. Deason	70%	86%

(1)	Market = 50th percentile of target annual incentive compensation, based on the benchmark applicable to the executive.

No changes were made to 2009 target EICP from the 2008 targets, except for Mr. Taff whose 2008 EICP was 55%. The Compensation Committee set 2009 target EICP for Messrs. Bethards, Deason and Taff at the same level for internal equity reasons.

2009 EICP Financial Goals.  The financial goals for 2009 EICP consisted of a mix of McDermott, B&W and J. Ray operating income. Generally, EICP financial goals were based: (1) entirely on our consolidated operating income for McDermott officers, such as Messrs. Fees, Johnson and Taff; and (2) on a mix of our consolidated operating income and, as applicable, J. Ray or B&W operating income for segment chief executive officers, such as Messrs. Bethards and Deason. Although Messrs. Bethards and Deason are primarily responsible for directing only their respective segment operations, as executive officers of McDermott the Compensation Committee believes that a portion of their annual incentive compensation should be based on consolidated financial results as well. As a result, of the 140% that could be earned under the EICP for financial performance, approximately 100% was attributable to segment operating income and 40% to consolidated operating income for these two Named Executives. The following charts illustrate the mix of consolidated and segment operating income goals for 2009 EICP compensation.

The Compensation Committee considers operating income an appropriate financial measure to use for compensation purposes, because it is the primary driver of net income, which the Compensation Committee expects to drive our stock price. In comparison to net income, however, operating income is more directly influenced by the revenues generated and costs incurred as a result of management action and is more readily attributable to our operating segments.

The consolidated and segment operating income goals for 2009 EICP compensation were as follows:

2009 EICP Financial Goals

	Threshold	Target (Min)	Target	Target (Max)	Maximum
	(70% of Target)	(95% of Target)	(100%)	(105% of Target)	(120% of Target)

The Babcock & Wilcox Company • Power Generation Systems • Government Operations	$191.7 million	$260.2 million	$273.9 million	$287.6 million	$328.7 million
J. Ray McDermott, S.A. • Offshore Oil & Gas Construction	$98.0 million	$133.0 million	$140.0 million	$147.0 million	$168.0 million
McDermott International, Inc. • Consolidated(1)	$241.9 million	$328.2 million	$345.5 million	$362.8 million	$414.6 million

(1)	Consolidated operating income levels equal the sum of the segment operating income less an amount for unallocated corporate operating expenses.

Historically, the Compensation Committee established three levels of operating income goals. These levels would determine the threshold, target and maximum amounts that would be paid under the financial component of the EICP, with target level being based on management’s internal estimates of operating income and threshold and maximum levels set as a percentage of the target level. The Compensation Committee designs incentive compensation to drive target level performance and does not believe that compensation should be earned for performance substantially below that level. As a result, no EICP compensation would be earned (including for individual performance) unless a threshold level of financial performance was attained. The Compensation Committee believes that Named Executives should be rewarded for superior financial performance. It therefore establishes a maximum level performance goal to incentivize higher performance, but caps the payout to maximize returns to shareholders for performance above the maximum payout level, thereby reducing the risk related to incentive compensation.

The performance range between the threshold level and the maximum level was relatively narrow prior to 2009. For instance in 2008, the operating income goals ranged between 75% of target operating income at the threshold level and 108% of target operating income at the maximum level. With operating income goals set within a range of 33% determining a payout range of 200%, relatively small changes in performance results produced large variations in EICP payouts.

For 2009, the Compensation Committee sought to increase the performance range between threshold and maximum level goals, making the maximum payment more difficult relative to target and reducing the minimum performance required to be attained before any EICP compensation would be earned. In addition, the Compensation Committee established a range for target comprised of three separate operating income goals. The intended effect of these changes was to reduce the significance of the impact of minor variations in financial results, thereby reducing the risk related to the EICP.

The Compensation Committee considered a number of performance goals recommended by management, including threshold level goals as low as 50% of target operating income and maximum level goals as high as 150% of target operating income. With the advice of Hewitt, the Compensation Committee set the threshold level operating income goal at 70% of target and the maximum level operating income goal at 120% of target. The operating income goals at the target level ranged from 95% of the target goal to 105% of the target goal.

A Named Executive would have been eligible to earn the following amounts under the 2009 EICP based on attaining the following levels of operating income:

•	25% of target EICP at threshold level operating income;

•	92.5% of target EICP at target (Min) level operating income;

•	100% of target EICP at target level operating income;

•	107.5% of target EICP at target (Max) level operating income; and

•	200% of target EICP at maximum level operating income.

The percentage that would be paid between threshold and maximum is interpolated based on the levels of operating income established by the Compensation Committee. No payment would have been earned under the EICP for 2009 if operating income results had been below the threshold level.

The following graph shows the effect that the 2009 EICP changes had on the relative payouts, compared to 2008 EICP:

2009 EICP Individual Goals.  As discussed under “— 2009 Overview” above, each Named Executive could earn from 0-60% of his 2009 target EICP based on the attainment of individual goals. Individual goals established for each Named Executive were tailored to the individual’s position and focused on supporting strategic initiatives and achieving common goals.

The individual goals and their respective weightings for our Named Executives’ 2009 EICP compensation are set forth in the table below. The Compensation Committee established the individual goals for Mr. Fees. Except for the safety goals which were established by the Compensation Committee, Mr. Fees established the individual goals for the remaining Named Executives.

John A. Fees:	• achieve specific levels of company-wide health, safety and environmental performance averages (0-30%); and

•    positive assessment by the Governance Committee of the Board regarding six categories: leadership, strategic planning, financial results, succession planning, communications and Board relations. (0-30%).

Michael S. Taff:	• achieve specific levels of company-wide health, safety and environmental performance averages (0-20%);
• develop and implement plan to address the credit facility that matures in 2010 (0-20%); and
• develop strategic multi-year plan regarding information technology (0-20%).
Brandon C. Bethards:	• achieve specific levels of health, safety and environmental performance averages at our Power Generation Systems and Government Operations segments (0-20%);
• successfully manage the completion of the initial phase of a strategic global financial implementation project as it relates B&W entities (0-20%); and
• achieve successful integration of a specified acquisition as defined by the integration plan milestones (0-20%).
Stephen M. Johnson:	• achieve specific levels of company-wide health, safety and environmental performance averages (0-15%);
• achieve specific reductions in SG&A at operating units (0-15%);
• implement plan to improve predictability of forecasting at operating units (0-15%); and
• improve project execution at the operating units (0-15%).
Robert A. Deason:	• achieve specific levels of health, safety and environmental performance averages at our Offshore Oil and Gas Construction segment (0-15%);
• implement a comprehensive strategic contracting control plan (0-15%);
• implement plan to cut non-productive expenses (0-15%); and
• develop human resource management plan for our Offshore Oil and Gas Construction segment (0-15%).

2009 Annual Incentive Compensation Payments.  The 2009 target and final EICP compensation amounts for each Named Executive are shown in the table below.

2009 EICP Payment Summary

Named	2009 EICP Target		Goals Attained		Total 2009
Executive	% of Salary	Amount	Financial	Individual	Annual Incentive

J.A. Fees	100%	$900,000	140%	45%	$1,665,000
M.S. Taff	70%	$353,500	140%	60%	$707,000
B.C. Bethards	70%	$368,340	137.5%	42.5%	$663,012
S.M. Johnson	85%	$637,500	140%	37.5%	$1,131,563
R.A. Deason	70%	$388,500	140%	60%	$777,000

Analysis of 2009 EICP Payments.  In February 2010, the Compensation Committee considered (1) our 2009 consolidated and segment operating income in light of established performance goals, (2) the Governance Committee’s assessment of the individual performance of Mr. Fees, (3) Mr. Fees’ self-assessment of his individual performance relative to his individual goals and (4) Mr. Fees’ recommendation of each Named Executive’s 2009 EICP compensation based on his assessment of the financial and individual performance applicable to each of the Named Executives

As discussed above, financial performance accounted for 70% of each Named Executive’s 2009 target EICP or, depending on the performance achieved, 0-140% of the final EICP amount, and determined the amount each Named Executive would be eligible to earn under the 2009 EICP. McDermott and JRM, earning approximately $546.5 million and $317.0 million of operating income, respectively, for 2009, both exceeded the maximum level performance goal. In 2009, B&W produced adjusted operating income of approximately $325.7 million, which exceeded the target level performance goal but not the maximum level. B&W’s 2009 operating income included expense relating to the mPowertm modular nuclear reactor initiative. Relative to annual incentive compensation, the mPowertm initiative is longer-term in nature and to avoid adversely impacting Named Executive’s EICP compensation for strategic investments, approximately $13 million of the mPowertm expenses were excluded from B&W operating income for purposes of calculating 2009 EICP payments. Individual performance accounted for 30% of each Named Executive’s 2009 target EICP, or, depending on the level of individual and financial performance, 0-60% of the final EICP amount.

Mr. Fees.  Based on McDermott’s 2009 financial results, Mr. Fees was eligible to earn 200% of his 2009 target EICP compensation. As a result of McDermott’s operating income, he earned 140% of his 2009 target EICP under the financial performance component. Based on the positive assessment of the Governance Committee and the achievement of consolidated safety goals, Mr. Fees met or exceeded his individual goals. However, as a result of the operational challenges that reduced other Named Executives’ 2009 EICP compensation, as well as the Compensation Committee’s view that the leader of the Company has both the responsibility as well as the accountability for all aspects of the Company’s performance, the Compensation Committee exercised its discretion under the EICP and reduced Mr. Fees’ individual performance component payout from 60% to 45%. As a result, Mr. Fees earned 185% of his 2009 target EICP, or $1,665,000. Mr. Fees feels strongly about the critical nature of leadership and leading by example. Since two of Named Executives received reductions in their EICP payouts, he agreed with the decision on his 2009 EICP compensation.

Mr. Taff.  Based on McDermott’s 2009 financial results, Mr. Taff was eligible to earn 200% of his 2009 target EICP compensation. As a result of McDermott’s operating income, he earned 140% of his 2009 target EICP under the financial performance component. Mr. Taff met or exceeded his individual goals, resulting in Mr. Taff earning 60% of his 2009 target EICP under the individual performance component. As a result, Mr. Taff earned 200% of his 2009 target EICP, or $707,000.

Mr. Bethards.  Mr. Bethards’ financial goals were attributable to McDermott and B&W operating income. As a result of B&W’s 2009 adjusted financial results and McDermott’s financial results, Mr. Bethards was eligible to earn 196% of his 2009 target EICP compensation. Based solely on the financial results, he earned 137.5% of his 2009 target EICP under the financial performance component.

Mr. Bethards met or exceeded all of his individual goals except with respect to two goals (safety and integration of a subsidiary acquired by B&W), which in each case were only partially achieved. Based on the relative weighting of his individual goals, Mr. Bethards earned 42.5% of his 2009 target EICP under the individual performance component. As a result, Mr. Bethards earned 180% of his 2009 target EICP, or $663,012.

Mr. Johnson.  Based on McDermott’s 2009 financial results, Mr. Johnson was eligible to earn 200% of his 2009 target EICP compensation. As a result of McDermott’s operating income, he earned 140% of his 2009 target EICP under the financial performance component. Mr. Johnson met or exceeded all of his individual goals except with respect to two goals (reduced SG&A expenses, which was partially met, and forecasting improvement). Based on the relative weighting of his individual goals, Mr. Johnson earned 37.5% of his 2009 target EICP under the individual performance component. As a result, Mr. Johnson earned 177.5% of his 2009 target EICP, or $1,131,563.

Mr. Deason.  Based on JRM’s 2009 financial results, Mr. Deason was eligible to earn 200% of his 2009 target EICP compensation. As a result of JRM’s operating income, he earned 140% of his 2009 target EICP under the financial performance component. Mr. Deason met or exceeded his individual goals, resulting in Mr. Deason earning 60% of his 2009 target EICP under the individual performance component. As a result, Mr. Deason earned 200% of his 2009 target EICP, or $777,000.

Long-Term Incentive Compensation

The Compensation Committee believes that the interests of our shareholders are best served when a significant percentage of compensation is comprised of equity and other long-term incentives that appreciate in value contingent upon increases in the value of our common stock and other performance measures that reflect improvements in McDermott’s business fundamentals. Therefore, long-term incentive compensation represents the single largest element of our Named Executives’ total direct compensation.

Analysis of 2009 Equity Grants.

Mix of 2009 Equity.  In 2006 and 2007, the long-term incentive compensation of our officers, including the Named Executives, consisted entirely of performance shares. These performance shares generally provided for vesting three years from the date of grant in an amount between 0% and 150% of the number of shares granted, depending on the level of cumulative consolidated operating income achieved during the vesting period. In 2008, the Compensation Committee, with the advice of Hewitt, incorporated time-vested restricted stock into long-term incentive compensation, to promote retention. However, performance shares still constituted 75% of our officer’s long-term incentive compensation for 2008. As a result, at the time the Compensation Committee considered 2009 long-term incentive compensation, performance shares dominated the outstanding long-term incentive compensation of Named Executives.

In addition, Hewitt’s market analysis of long-term incentive compensation indicated that many companies were reexamining their long-term incentive mix. Specifically, Hewitt noted that more companies were using stock options for rewarding performance based on absolute stock price improvement, restricted stock for retention and performance-based stock to encourage a focus on financial or operational drivers.

As a result, our Chief Executive Officer recommended changing the mix and allocation of equity award types used in connection with 2009 long-term incentive compensation. With the advice of Hewitt and to maintain the competitiveness of Named Executive’s compensation, the Compensation Committee approved the use of a mix of performance shares, restricted stock units and stock options in 2009 for Named Executives. To drive performance, the Compensation Committee determined to issue at least a majority of long-term incentive compensation in the form of performance-based compensation. For 2009, the performance-based long-term compensation consisted of performance shares and stock options. The Compensation Committee allocated 2009 target long-term incentive compensation as follows:

•	20% performance shares;
•	40% stock options; and
•	40% restricted stock units.

Similar to prior years, the 2009 performance shares generally vest three years from the date of grant. However, the Compensation Committee made two principal changes in the 2009 performance shares. First, to be consistent with annual incentive compensation, the 2009 performance shares vest in an amount between 0% and 200% of the target shares granted. Second, the Compensation Committee added the concept of relative shareholder return as a performance condition, in addition to operating income. The

Compensation Committee continues to believe that operating income is an appropriate financial metric for use in both annual and long-term incentive compensation because of its potential to drive stock price and accountability at operating segments; however, in 2008 we witnessed a disconnect in performance results. With approximately $570 million of operating income, McDermott produced its second highest level of operating income since The Babcock & Wilcox Company was acquired by McDermott in 1978, although the price of its stock declined. To tie performance shares more directly with shareholder return, the 2009 performance shares will vest (1) one-half based on the level of cumulative operating income attained over the three-year period ending December 31, 2011 and (2) one-half based on the total shareholder return of our stock relative to the Custom Peer Group over the same period.

On the recommendation of management and with the advice of Hewitt, the Compensation Committee set cumulative operating income for the target and maximum vesting levels at amounts that represent 6% and 10% annual growth from the target operating income goal used in connection with 2009 annual incentive compensation. Consistent with annual incentive compensation, no performance shares will vest based on operating income if the performance results are below 70% of the target three-year cumulative operating income goal. In addition, the performance shares that vest based on shareholder return will vest as follows:

•	25% will vest if our total shareholder return is at the 25th percentile (threshold level) relative to the total shareholder return of the Custom Peer Group;

•	100% will vest if our total shareholder return is at the 50th percentile (target level) relative to the total shareholder return of the Custom Peer Group; and

•	200% will vest if our total shareholder return is at the 100th percentile (maximum level) relative to the total shareholder return of the Custom Peer Group.

The percentage that would vest between threshold, target and maximum levels is interpolated based on those performance levels. However, regardless of percentile, 200% would vest if our total shareholder return for the three-year period ranks either first or second relative to the total shareholder return of the Custom Peer Group over the same period. No performance shares would vest based on shareholder return if our total shareholder return relative to the Custom Peer Group falls below the 25% threshold performance level.

For more information regarding the 2009 performance shares, restricted stock units and stock options, see the Grants of Plan-Based Awards table under “Compensation of Executive Officers” below and disclosures under “Compensation of Executive Officers — Estimated Future Payouts Under Equity Incentive Plan Awards.”

Value of 2009 Long-Term Incentive Compensation.  The 2009 target long-term incentive compensation for our Named Executives was as follows:

2009 Target Long-Term Incentive

	Target LTI
	(% of annual base	Percent of
Named Executive	salary)	Market(1)
J.A. Fees	705%	113%
M.S. Taff	348%	125%
B.C. Bethards	286%	100%
S.M. Johnson	400%	100%
R.A. Deason(2)	180%	64%

(1)	Market = 50th percentile of target long-term incentives based on the benchmark applicable to the executive.

(2)	As more fully discussed below, Mr. Deason’s 2009 equity grant was not long-term in nature. However, because it was equity-based, it is included in the discussion of long-term incentive compensation for comparative purposes.

As a result of market conditions in 2008, the value of Named Executives’ outstanding long-term incentive compensation dropped considerably. In February 2009, the expected value of the long-term incentive compensation granted between 2006 and 2008 was approximately 35% of the target grant date value. For certain officers, including two Named Executives (Messrs. Fees and Taff), the expected value of their outstanding long-term incentive compensation was even lower due to the particular mix of their respective equity following recent promotions within McDermott. The Compensation Committee was concerned that long-term incentive compensation would not effectively promote their intended purpose at values substantially below target. The Compensation Committee therefore increased the target 2009 long-term incentive compensation of Mr. Fees and Mr. Taff by 13% and 9%, respectively, over the amount initially recommended to be granted in 2009. As a result,

Mr. Taff’s target 2009 long-term incentive compensation exceeded the market range; however, his total direct compensation was within the market range.

Finally, as a result of Mr. Deason’s intention to retire, the Compensation Committee did not grant him a long-term incentive award for 2009. However, to retain Mr. Deason through 2009, he received a retention grant of 100,000 restricted stock units that vested on his continued employment through December 31, 2009. The number of restricted stock units was based on (1) the value of one-third of the market median long-term incentive compensation applicable to Mr. Deason and (2) an additional amount calculated, on the recommendation of Hewitt, based on Mr. Deason’s 2009 annual base salary and target annual incentive compensation, prorated for his then-remaining 2009 service term.

Sizing Long-Term Incentive Compensation.  The Compensation Committee generally determines the size of equity-based grants as a percentage of a Named Executive’s annual base salary, rather than granting a targeted number of shares. The number of performance shares, restricted stock units and stock options granted can be expressed through the following formula:

value of target long-term incentive($)/FMV($).

The dollar value of the target equity award for each Named Executive was derived by multiplying the Named Executive’s target percentage by his 2009 base salary. The fair market value of one performance share, restricted stock unit and stock option was determined by Hewitt near the time of grant and generally reflected a discount from the market price of our common stock as a result of the vesting conditions and restrictions on transfer. Hewitt used a Black Scholes model to value stock options. For the long-term incentive compensation granted in February 2009, the fair market value of our common stock as of the date the grants were calculated (based on the closing price of our common stock on the New York Stock Exchange) was $13.21, compared to the discounted value of $10.52 for one performance share, $12.177 for one restricted stock unit and $8.581 for an option to acquire one share of our common stock. Because the long-term incentive compensation grants vest over three years, the number of shares calculated were rounded down to the nearest multiple of three. To illustrate, consider the 120,603 performance shares granted to our Chief Executive Officer in 2009. The dollar value of Mr. Fees’ target 2009 long-term incentive compensation was $6,344,000 ($900,000 base salary multiplied by 705% target long-term incentive). Performance shares accounted for 20% of his target long-term incentive compensation granted in 2009, or $1,268,800. At a fair market value of $10.52/share, 20% of Mr. Fees target long-term compensation grant amounted to 120,608 shares, or, rounded down to the nearest multiple of three, 120,603 performance shares.

Timing of Equity Grants.  To avoid timing equity grants ahead of the release of material nonpublic information, the Compensation Committee generally approves stock option and other equity awards effective as of the first day of the next open trading window following the meeting at which the grants are approved, which is generally the third day following the filing of our annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission. This practice was followed for all long-term incentive compensation grants to Named Executives in 2009.

Perquisites

Perquisites are not factored into the determination of the total direct compensation of our Named Executives, because they are typically provided to Named Executives on an exception basis.

We own a fractional interest in three aircraft through an aircraft management company, which we use for business purposes and make available to our Named Executives for limited personal use. When we permit the personal use of aircraft by a Named Executive, we have a choice regarding the amount of income imputed to the executive officer for that use. Under current Internal Revenue Service rules, we may impute to the executive officer the actual cost incurred by us for the flight or an amount based on Standard Industry Fare Level (“SIFL”) rates set by the U.S. Department of Transportation. Imputing income based on SIFL rates usually results in less income tax liability to the executive officer but higher income taxes to us due to limitations on deducting aircraft expenses that exceed the income imputed to employees. To minimize our cost of permitting the personal use of the aircraft, we impute income for personal use of aircraft to our Named Executives in an amount that results in the least amount of tax burden for McDermott.

As required by applicable Securities and Exchange Commission rules, we calculate compensation in respect of personal use of corporate aircraft based on our “incremental cost.” We compute incremental cost for personal use of aircraft based on the actual cost incurred by us for the flight, including:

•	the cost of fuel;

•	a usage charge equal to the hourly rate charged by our flight operator multiplied by the flight time;

•	“dead head” costs, if applicable, of flying aircraft without passengers to and from locations; and

•	the dollar amount of increased income taxes we incur as a result of disallowed deductions under IRS rules.

Since the aircraft are used primarily for business travel, incremental costs generally exclude fixed costs such as the purchase price of our interests in the aircraft, aircraft management fees, depreciation, maintenance and insurance. Our cost for flights, whether business or personal, is not affected by the number of passengers. As a result, we do not assign any amount, other than the amount of any disallowed deduction, when computing incremental costs for the presence of guests accompanying a Named Executive on such flights. While we do not generally incur any additional cost, this travel may result in imputed income to the Named Executive and disallowed deductions on our income taxes. We will reimburse the Named Executive for the travel expenses of a guest accompanying a Named Executive, including the provision of a gross-up for any imputed income, when the presence of that guest is related to the underlying business purpose of the trip. We also provide our Named Executives with a tax gross-up for income incurred in connection with a relocation with McDermott or one of our affiliated companies.

Post-Employment Compensation

Retirement Plans

Overview.  We provide retirement benefits through a combination of qualified defined benefit pension plans, which we refer to as our “Retirement Plans,” and a qualified defined contribution 401(k) Plan, which we refer to as our “Thrift Plan,” for most of our U.S. employees, including our Named Executives. We sponsor the following four Retirement Plans:

•	the McDermott Retirement Plan for the benefit of employees of McDermott Incorporated;

•	the JRM Retirement Plan for the benefit of U.S. employees of our Offshore Oil and Gas Construction segment;

•	the Government Operations Retirement Plan for the benefit of employees of our Government Operations segment; and

•	the Commercial Operations Retirement Plan for the benefit of U.S. employees of our Power Generation Systems segment.

In addition to the broad-based qualified plans described above, we sponsor unfunded, nonqualified excess retirement plans. The excess plans cover a small group of highly compensated employees, including Mr. Fees and Mr. Bethards, whose ultimate benefits under the applicable Retirement Plan are reduced by Internal Revenue Code limits on the amount of benefits which may be provided under qualified plans, and on the amount of compensation which may be taken into account in computing benefits under qualified plans. Benefits under the excess plans are paid from our general assets. See the Pension Benefit table under “Compensation of Executive Officers” below for more information regarding our Retirement Plans.

Recent Changes to Retirement Plans.  Over the past several years, we have reassessed our retirement plans due to the volatility, cost and complexity associated with defined benefit plans and evolving employee preferences. As a result, we have taken steps to shift away from traditional defined benefit plans and toward a defined contribution approach. In 2003, we closed the JRM Retirement Plan to new participants and froze benefit accruals for existing participants. In lieu of future defined benefit plan accruals under the JRM Retirement Plan, we amended our Thrift Plan to provide affected employees with an automatic cash contribution to their Thrift Plan account equal to 3% of the employee’s base pay, plus overtime pay, expatriate pay and commissions, which we refer to collectively as “thriftable earnings.” Mr. Deason had not satisfied the JRM Retirement Plan eligibility requirements at the time that plan was closed to new participants. Therefore, he does not participate in a Retirement Plan or an excess plan. In 2006, we closed the McDermott, Commercial Operations and Government Operations Retirement Plans to new salaried participants and froze benefit accruals for existing salaried participants with less than five years of credited service as of March 31, 2006, subject to specific annual cost-of-living increases. In lieu of future defined benefit plan accruals under those plans, we further amended our Thrift Plan to provide an automatic cash contribution to the Thrift Plan accounts of affected employees and new hires in an amount between 3% and 8% of the employee’s thriftable earnings, based on their length of service. Mr. Taff was affected by these changes. Mr. Taff does not participate in a Retirement Plan or an Excess Plan because he had not met the McDermott Retirement Plan eligibility requirements at the time that plan was closed to new participants. In 2007, we offered salaried participants in the McDermott, Commercial Operations and Government Operations Retirement Plans with between five and 10 years of credited service as of January 1, 2007 the one-time irrevocable choice between (1) continuing to accrue future benefits under the Retirement Plan or (2) freezing their Retirement Plan accrued benefit as of March 31, 2007, subject to annual cost-of-living increases, and receiving an automatic service-based cash contribution to their Thrift Plan account instead. Mr. Johnson’s employment with McDermott commenced after these changes and, as a result, he does not participate in a Retirement Plan or an excess plan.

Supplemental Plans.  In 2005, as part of our determination to move away from defined benefit plans, our management recommended that the Board of Directors and the Compensation Committee terminate our then-existing non-qualified defined benefit supplemental executive retirement plan. In its place, our Board of Directors and Compensation Committee established a new defined contribution supplemental executive retirement plan, which we refer to as the “SERP,” to help maintain the competitiveness of our post-employment compensation as compared to our market. The SERP is an unfunded, nonqualified plan that provides participants with benefits based on the participant’s notional account balance at the time of retirement or termination. Annually, we credit a participant’s notional account with an amount equal to 5% of the participant’s prior-year base salary and annual bonus paid in the prior year. The Compensation Committee has designated deemed mutual fund investments to serve as indices for the purpose of determining notional investment gains and losses to each participant’s account. Each participant allocates the annual notional contribution among the various deemed investments. SERP benefits are based on the participant’s vested notional account balance at the time of retirement or termination. In order to take advantage of grandfathering provisions in Internal Revenue Code Section 457A, in 2009, the Compensation Committee amended the SERP to vest each participant’s account as of December 31, 2008. Of the Named Executives with a SERP account balance as of the end of 2008, only Mr. Taff’s account was not fully vested. At the time of the amendment, Mr. Taff was 80% vested in his SERP balance. As a result of Mr. Johnson’s employment commencing April 1, 2009, he did not have a SERP balance and was therefore unaffected by this amendment. Please see the Nonqualified Deferred Compensation table on page 53 and accompanying narrative for more information about the SERP and our contributions to our Named Executives’ SERP accounts.

Employment and Severance Arrangements

Employment and Separation Agreements.  Except for change-in-control agreements and retention agreements, we do not currently have any employment or severance agreements with any of our Named Executives.

Change-in-Control Agreements.  In our experience, change-in-control agreements for named executive officers are common within our industry, and our Board and Compensation Committee believe that providing these agreements to our Named Executives protects shareholders’ interests by helping to assure management continuity and focus through and beyond a change in control. Accordingly, the Compensation Committee has offered change-in-control agreements to key senior executives, including Named Executives, since 2005. Our change-in-control agreements generally provide a cash severance payment of two (2.99 for Mr. Fees) times the sum of the Named Executive’s annual base salary and target EICP, a cash payment equal to two years of medical benefits and an additional tax gross-up in the event of any excise tax liability. Mr. Johnson received a change-in-control agreement coincident with his commencement of employment in April 2009. At that time, it was not our intention to provide for an excise tax gross-up payment in connection with any new change-in-control agreements and, as a result, Mr. Johnson’s agreement does not contain such a tax gross-up provision.

Additionally, our change-in-control agreements contain what is commonly referred to as a “double trigger,” that is, they provide benefits only upon an involuntary termination or constructive termination of the executive officer within one year following a change in control. See the Potential Payments Upon Termination or Change in Control table under “Compensation of Executive Officers” below and the accompanying disclosures for more information regarding the change-in-control agreements with our Named Executives, as well as other plans and arrangements that have different trigger mechanisms that relate to a change in control.

Retention Agreements.  On December 7, 2009, we announced plans to spin off B&W into an independent, publicly traded company. In connection with that announcement, and to ensure retention of key employees and executives through the completion of the separation of B&W from McDermott, on December 10, 2009, we entered into retention agreements with 17 key members of management, including our Named Executives, other than Mr. Deason who had already announced his intention to retire.

Generally, the retention agreements provide either a retention or severance payment to the Named Executives in connection with the proposed separation. The retention agreements generally provide a retention payment in the form of a restricted stock grant made near the time of the separation, that would vest one year following the separation, equal to 100% (149.5% in the case of Mr. Fees) of the sum of the Named Executive’s annual base salary plus target annual incentive. That amount represented one-half of the severance payment that otherwise would be provided under each Named Executive’s retention agreement in the event of a qualifying termination, and discussed below. With respect to Mr. Taff, one-third of his retention payment will be payable in cash on the effective date of the separation, in recognition of his agreement to serve as the Chief Financial Officer of B&W following the separation.

Although the proposed separation would not constitute a change in control for purposes of the Change-in-Control Agreements or other Company compensation plans, the Compensation Committee determined that the need to maintain continuity of management and personnel that exists under a change in control scenario equally existed in connection with the planned separation of B&W. As a result, the retention agreements provide for severance payments that would generally be the same as the severance payments that would be made in connection with a qualifying termination on or following a change in control (other than tax gross-ups). Accordingly, the retention agreements provide for a cash severance payment of two (2.99 for Mr. Fees) times the sum of the Named Executive’s annual base salary and target EICP, prorated target annual incentive compensation and a cash payment equal to two years of medical benefits as well as the full vesting of outstanding long-term incentive grants and SERP balance. The only payment provided for under the retention agreement not otherwise payable in a change in control is the potential early vesting of the Named Executive’s Thrift Plan account. Under the terms of the Thrift Plan, unvested balances would become vested in the event a participant is involuntarily terminated in connection with a reduction in force. Because involuntary terminations for reasons other than cause in connection with the proposed separation generally would be considered to be associated with a reduction in force, the Compensation Committee determined to add the vesting of Thrift Plan accounts to the severance benefits to avoid any ambiguity on that point. The Thrift Plan normally vests after three years of service. As a result of his commencement of employment in 2009, Mr. Johnson is the only Named Executive to which this benefit may be applicable.

Mr. Fees’ retention agreement also contains restrictions on his ability to compete with McDermott (including both B&W and J. Ray), or solicit our employees, for two years following the termination of his employment.

See the Potential Payments Upon Termination or Change in Control table under “Compensation of Executive Officers — Retention Agreements” below and the accompanying disclosures for more information regarding the retention agreements with our Named Executives.

Stock Ownership Guidelines

Overview.  To align the interests of directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in McDermott. To further that goal, we adopted stock ownership guidelines, effective January 1, 2006, requiring generally that our nonmanagement directors and our officers maintain a minimum ownership interest in McDermott. The amount required to be retained varies depending on the executive’s position. The guidelines require our Chief Executive Officer to own and retain a minimum of 100,000 shares of our common stock and our other Named Executives to own and retain at least 35,000 shares. The guidelines require nonmanagement directors to own and retain a minimum of 6,000 shares of our common stock.

Directors and officers have five years from the effective date of the stock ownership guidelines or their initial election as a director/officer, whichever is later, to comply with the guidelines. The Compensation Committee has discretion to waive or modify the stock ownership guidelines for directors and officers.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with McDermott’s management and, based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Thomas C. Schievelbein, Chairman
Roger A. Brown
Oliver D. Kingsley, Jr.
David A. Trice

Compensation of Executive Officers

The following table summarizes the prior three years’ compensation of our current Chief Executive Officer, our Chief Financial Officer and our three highest paid executive officers who did not serve as our CEO and CFO during 2009. We refer to these persons as our Named Executives. No compensation information is provided for Mr. Johnson for 2007 or 2008 because he joined our company in 2009.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
J.A. Fees	2009	$900,000	$0	$3,543,276	$1,995,846	$1,665,000	$399,782	$111,407	$8,615,311
Chief Executive Officer	2008	$592,500	$270,223	$6,835,450	$0	$570,803	$143,028	$148,310	$8,560,314
	2007	$515,000	$0	$1,431,212	$0	$702,975	$333,153	$57,679	$3,040,019

M.S. Taff	2009	$505,000	$0	$980,544	$552,314	$707,000	N/A	$59,315	$2,804,173
Senior Vice President &	2008	$440,000	$110,000	$1,671,638	$0	$141,207	N/A	$45,757	$2,408,602
Chief Financial Officer	2007	$374,999	$0	$742,610	$0	$387,563	N/A	$34,211	$1,539,383

B.C. Bethards	2009	$526,200	$0	$840,544	$473,450	$663,012	$305,160	$65,693	$2,874,059
President & Chief	2008	$438,675	$10,000	$1,207,512	$0	$509,298	$158,014	$54,831	$2,378,330
Executive Officer, B&W	2007	$390,000	$0	$999,148	$0	$460,278	$186,071	$43,249	$2,078,746

S.M. Johnson	2009	$562,500	$0	$2,664,402	$1,435,394	$1,131,563	N/A	$83,929	$5,877,788
President & Chief	2008	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Executive Officer, J. Ray	2007	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

R.A. Deason	2009	$555,000	$0	$1,077,000	$0	$777,000	N/A	$124,847	$2,533,847
Former President & Chief	2008	$540,000	$0	$1,847,489	$0	$0	N/A	$117,077	$2,504,566
Executive Officer, J. Ray	2007	$485,000	$0	$1,242,184	$0	$679,000	N/A	$59,375	$2,465,559

(1)	See “Bonus” below for a discussion of the amounts included in this column.
(2)	See “Stock Awards” below for a discussion of the amounts included in this column.
(3)	See “Option Awards” below for a discussion of the amounts included in this column.
(4)	See “Non-Equity Incentive Plan Compensation” below for a discussion of the amounts included in this column.
(5)	See “Change in Pension Value and Nonqualified Deferred Compensation Earnings” below for a discussion of the amounts included in this column.
(6)	See “All Other Compensation” below for a discussion of the amounts included in this column.

Bonus.  The amounts reported in the “Bonus” column are attributable to discretionary bonus awards.

Stock Awards.  The amounts reported in the “Stock Awards” column represents the aggregate grant date fair value of stock awards granted in 2009 and computed in accordance with FASB ASC Topic 718. The amounts previously reported for 2007 and 2008 have been recomputed under the same standard in accordance with SEC rules. Under FASB ASC Topic 718, the fair value of the stock awards is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock, restricted stock units and performance shares. The grant date fair value of performance shares included in the stock awards is based on target-level performance, which we determined was the probable outcome of performance conditions at the time of grant. Assuming the maximum performance levels were probable, the aggregate grant date fair values of the stock awards would be as follows:

Grant Date Fair Value Assuming
Maximum Performance

		Grant Date Fair
		Value Assuming
		Maximum
Name	Year	Performance Level
J.A. Fees	2009	$4,842,171
	2008	$9,511,135
	2007	$2,146,818
M.S. Taff	2009	$1,339,993
	2008	$2,326,078
	2007	$1,113,915

B.C. Bethards	2009	$1,148,685
	2008	$1,580,801
	2007	$1,498,722

S.M. Johnson	2009	$3,641,126
	2008	N/A
	2007	N/A
R.A. Deason	2009	N/A
	2008	$2,570,636
	2007	$1,863,276

See the “Grants of Plan-Based Awards” table for more information regarding the stock awards we granted in 2009.

Option Awards.  The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of all option awards granted in 2009 computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of stock options is determined on the date of grant using an option-pricing model and is not remeasured. We use a Black-Scholes option-pricing model for measuring the fair value of stock options. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For a discussion of the valuation assumptions, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

See the “Grants of Plan-Based Awards” table for more information regarding the option awards we granted in 2009.

Non-Equity Incentive Plan Compensation.  The amounts reported in the “Non-Equity Incentive Plan Compensation” column are attributable to the annual incentive awards earned in fiscal years 2007, 2008 and 2009, but paid in 2008, 2009 and 2010, respectively. See the “Grants of Plan-Based Awards” table for more information regarding the annual incentive awards earned in 2009.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the changes in actuarial present values of the accumulated benefits under defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount.

All Other Compensation.  The amounts reported for 2009 in the “All Other Compensation” column are attributable to the following:

All Other Compensation

			Service-Based
			Thrift
	SERP Contribution	Thrift Match	Contribution	Tax Gross-Ups	Perquisites
J.A. Fees	$64,774	$7,350	—	$11,501	$27,782

M.S. Taff	$41,378	$7,358	$7,358	$3,221	—

B.C. Bethards	$44,948	$4,906	—	$1,144	$14,695

S.M. Johnson	—	$6,342	$7,280	$17,111	$53,196

R.A. Deason	$60,950	$4,968	$7,353	$18,620	$32,956

SERP. See the “Nonqualified Deferred Compensation” table for more information regarding the SERP contributions made in 2009.

Thrift Match and Service-Based Thrift Contribution.  We refer to our defined contribution plan as our Thrift Plan. For information regarding our Thrift Plan matching contributions and service-based Thrift Plan contributions, see “Compensation Discussion and Analysis — Post-employment Compensation — Retirement Plans” above.

Tax Gross-Ups.  The tax gross-ups reported for 2009 under “All Other Compensation” are attributable to the following:

•	Mr. Fees: Mr. Fees received tax gross-ups associated with income imputed to him as a result of his relocation from Virginia to Texas, following his appointment as Chief Executive Officer of McDermott.

•	Mr. Taff: Mr. Taff received tax gross-ups associated with income imputed to him as a result of his spouse accompanying him on business travel.

•	Mr. Bethards: Mr. Bethards received tax gross-ups associated with income imputed to him as a result of his spouse accompanying him on business travel and as a result of a gift received at a management meeting.

•	Mr. Johnson: Mr. Johnson received tax gross-ups associated with income imputed to him as a result of his relocation from Idaho to Texas, following his appointment as Chief Operating Officer of McDermott.

•	Mr. Deason: Mr. Deason received tax gross-ups associated with income imputed to him as a result of his spouse accompanying him on business travel.

Perquisites.  Perquisites and other personal benefits received by a Named Executive are not included if their aggregate value does not exceed $10,000. For Messrs. Fees, Bethards, Deason and Johnson, the values of the perquisites and other personal benefits reported for 2009 are as follows:

•	Mr. Fees: $22,577 is attributable to the costs of providing him relocation assistance in connection with his move from Virginia to Texas. The remainder is attributable to the cost of club dues, the costs resulting from his spouse accompanying him on business travel and the cost of promotional merchandise in connection with a board of directors meeting.

•	Mr. Bethards: $12,474 is attributable to the costs of providing him relocation assistance in connection with his move from Ohio to Virginia following his appointment as Chief Executive Officer of B&W. The remainder is attributable to the cost of club dues and the cost of promotional merchandise in connection with a board of directors meeting.

•	Mr. Johnson: $52,936 is attributable to the costs of providing him relocation assistance in connection with his move from Idaho to Texas. The remainder is attributable to the cost of promotional merchandise in connection with a board of directors meeting.

•	Mr. Deason: $32,696 is attributable to the costs resulting from his spouse accompanying him on business travel. The remainder is attributable to the cost of promotional merchandise in connection with a board of directors meeting.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides additional information about stock awards and equity and non-equity incentive plan awards granted to our Named Executives during the year ended December 31, 2009.

									All Other	All Other
									Stock	Option
			Estimated Possible Payouts Under			Estimated Future Payouts Under			Awards:	Awards:	Exercise	Grant Date
			Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Number of	Number of	or Base	Fair Value
		Committee	(1)			(2)			Shares of	Securities	Price of	of Stock and
		Action				Threshold	Target	Maximum	Stock	Underlying	Option	Option
Name	Grant Date	Date	Threshold	Target	Maximum	(#)	(#)	(#)	or Units(3)	Options(4)	Awards	Awards(5)
J.A. Fees
	02/26/09	02/26/09	$157,500	$900,000	$1,800,000							—
	03/05/09	02/26/09				30,150	120,603	241,206	—	—	—	$1,298,894
	03/05/09	02/26/09				—	—	—	208,392	—	—	$2,244,382
	03/05/09	02/26/09				—	—	—	—	295,716	$10.93	$1,995,846

M.S. Taff
	02/26/09	02/26/09	$61,863	$353,500	$707,000							—
	03/05/09	02/26/09				8,343	33,375	66,750	—	—	—	$359,449
	03/05/09	02/26/09				—	—	—	57,669	—	—	$621,095
	03/05/09	02/26/09				—	—	—	—	81,834	$10.93	$552,314

B.C. Bethards
	02/26/09	02/26/09	$64,460	$368,340	$736,680							—
	03/05/09	02/26/09				7,152	28,611	57,222	—	—	—	$308,140
	03/05/09	02/26/09				—	—	—	49,434	—	—	$532,404
	03/05/09	02/26/09				—	—	—	—	70,149	$10.93	$473,450

S.M. Johnson
	05/07/09	05/07/09	$111,563	$637,500	$1,275,000							—
	05/14/09	05/07/09				13,453	53,814	107,628	—	—	—	$976,724
	05/14/09	05/07/09				—	—	—	92,985	—	—	$1,687,678
	05/14/09	05/07/09				—	—	—	—	131,949	$18.15	$1,435,394

R.A. Deason
	02/26/09	02/26/09	$67,988	$388,500	$777,000							—
	03/05/09	02/26/09				—	—	—	100,000	—	—	$1,077,000

(1)	See “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.
(2)	See “Estimated Future Payouts Under Equity Incentive Plan Awards” below for a discussion of the amounts included in this column.
(3)	See “All Other Stock Awards” below for a discussion of the amounts included in this column.
(4)	See “All Other Option Awards” below for a discussion of the amounts included in this column.
(5)	See “Grant Date Fair Value of Stock and Option Awards” below for a discussion of the amounts included in this column.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

Our Compensation Committee administers the Executive Incentive Compensation Plan, an annual cash incentive program, which we refer to as the EICP. The payment amount, if any, of an EICP award is determined based on: (1) the attainment of short-term financial goals; (2) the attainment of short-term individual goals; and (3) the exercise of the Compensation Committee’s discretionary authority. Each year, our Compensation Committee establishes financial goals and, with respect to our Chief Executive Officer, individual goals. Our Chief Executive Officer establishes individual goals for the other Named Executives.

The financial goals contain threshold, target and maximum performance levels which, if achieved, result in payments of 25%, 100% and 200% of the financial component, respectively. If the threshold financial goal is not achieved, no amount is paid on an EICP award under the financial component. For purposes of evaluating McDermott’s performance under the financial performance component, our Compensation Committee may adjust our results prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) for unusual, nonrecurring or other items in the Committee’s discretion. Payment is made on an EICP award under the individual component based on the attainment of the Named Executive’s individual goals as determined and evaluated by our Chief Executive Officer or, with respect to our Chief Executive Officer, by our Governance Committee. In addition, our Compensation Committee may decrease an EICP award in its discretion. The maximum EICP award a Named Executive can earn is 200% of his target EICP award.

The amounts shown reflect grants of 2009 EICP awards. Our Compensation Committee established target EICP awards expressed as a percentage of the Named Executive’s 2009 base salary. The amount shown in the “target” column represents the value of the target EICP award determined by multiplying the target percentage established for each Named Executive by the Named Executive’s 2009 base salary. For 2009, the target percentage of base salary for each Named Executive was as follows: 100% for Mr. Fees, 70% for Mr. Taff, 70% for Mr. Bethards, 85% for Mr. Johnson and 70% for Mr. Deason. The amount shown in the “maximum” column represents the maximum amount payable under the EICP, which is 200% of the target amount shown. The amount shown in the “threshold” column represents the amount payable under the EICP assuming the threshold level of the financial goals, but no individual goal, is attained and our Compensation Committee did not exercise any discretion over the EICP award. The financial goal represents 70% of the target EICP award. Attaining only the threshold level, or 25%, of the financial goal results in an EICP payment of 17.50% of the target EICP award. See “Compensation Discussion and Analysis — Annual Incentive Compensation” above for more information about the 2009 EICP awards and performance goals.

Estimated Future Payouts Under Equity Incentive Plan Awards

The amounts shown reflect grants of performance shares under our 2001 D&O Plan, with the exception of grants made to Mr. Johnson, which were made under the 2009 LTIP, which was approved by stockholders on May 8, 2009. Each grant represents a right to receive one share of McDermott common stock for each vested performance share. The amount of performance shares that vest, if any, is scheduled to be determined on the third anniversary of the date of grant based (1) one-half on our cumulative operating income between January 1, 2009 and December 31, 2011, and (2) one-half on our total shareholder return relative to the Custom Peer Group described in “Compensation Discussion and Analysis — Overview of Compensation Programs and Objectives — Defining Market Range Compensation — Benchmarking” during the same period. For purposes of evaluating McDermott’s cumulative operating income, our Compensation Committee may adjust our results prepared in accordance with GAAP for unusual, non-recurring or other items in the Committee’s discretion. The amounts shown in the “target” column represent the number of performance shares granted, which will vest if both the target level of cumulative operating income is attained and our total shareholder return ranks in the 50th percentile relative to the Custom Peer Group. The amounts shown in the “maximum” column represent the number of performance shares that will vest, which is 200% of the amount granted, if both the maximum level of cumulative operating income is attained and our total shareholder return ranks first or second in total shareholder return relative to the Custom Peer Group. The amounts shown in the “threshold” column represent the number of performance shares that will vest, which is 25% of the amount granted, if both the minimum level of cumulative operating income is attained and our total shareholder return ranks in the 25th percentile relative to the Custom Peer Group. No amount of performance shares will vest if the cumulative operating income achieved is less than the minimum performance level and our total shareholder return ranks in less than the 25th percentile relative to the Custom Peer Group. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2009 performance shares.

All Other Stock Awards

The amounts shown reflect grants of restricted stock units under our 2001 D&O Plan, with the exception of the grant to Mr. Johnson, which was made under the 2009 LTIP. Each restricted stock unit represents the right to receive one share of McDermott common stock and are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the date of grant. Upon vesting, the restricted stock units are converted into shares of McDermott common stock. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2009 restricted stock units.

All Other Option Awards

The amounts shown reflect grants of stock options under our 2001 D&O Plan, with the exception of the grant to Mr. Johnson, which was made under the 2009 LTIP. Each grant represents the right to purchase at the exercise price shares of McDermott common stock over a period of seven years. The stock options are generally scheduled to vest and become exercisable in one-third increments on the first, second and third anniversaries of the date of grant. See “Compensation Discussion and Analysis — Long-Term Incentive Compensation” above for more information regarding the 2009 stock options.

Grant Date Fair Value of Stock and Option Awards

The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column represent the full grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined on the date of grant and is not remeasured. Grant date fair values are determined using the closing price of our common stock on the date of grant for restricted stock, restricted stock units and performance shares, and an option-pricing model for stock options. We use a Black-Scholes option-pricing model for measuring the fair value of stock options granted. The determination of the fair value of an award on the date of grant using an option-pricing model requires various assumptions, such as the expected life of the award and stock price volatility. For more information regarding the compensation expense related to 2009 awards, and a discussion of valuation assumptions utilized in option pricing, see Note 9 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following Outstanding Equity Awards at Fiscal Year-End table summarizes the equity awards we have made to our Named Executives which were outstanding as of December 31, 2009.

		Option Awards (1)					Stock Awards (2)
										Equity
										Incentive
				Equity					Equity	Plan Awards:
				Incentive					Incentive	Market or
				Plan					Plan Awards:	Payout Value
				Awards:					Number of	of Unearned
		Number of	Number of	Number of			Number of		Unearned	Shares, Units
		Securities	Securities	Securities			Shares or	Market Value of	Shares, Units	or Other
		Underlying	Underlying	Underlying			Units of	Shares or Units of	or Other	Rights That
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That Have	Rights That	Have Not
		Options	Options	Unearned	Exercise	Expiration	Have Not	Not Vested	Have Not	Vested
Name	Grant Date	Exercisable	Unexercisable	Options	Price	Date	Vested	(3)	Vested	(3)
J.A. Fees
Stock Options	03/05/09	—	295,716	—	$10.9300	03/05/16
DSU	05/12/05						9,150	$219,692
Performance Shares	05/10/07						63,600	$1,527,036
Restricted Stock	03/03/08						6,160	$147,902
Performance Shares	03/03/08						—	—	8,327	$199,931
Restricted Stock	10/01/08						26,720	$641,547	—	—
Performance Shares	10/01/08						—	—	36,135	$867,601
RSU	03/05/09						208,392	$5,003,492	—	—
Performance Shares	03/05/09								241,206	$5,791,356
M.S. Taff
Stock Options	06/08/05	23,000	—		$7.1933	06/08/15
Stock Options	03/05/09	—	81,834	—	$10.9300	03/05/16
DSU	06/08/05						4,500	$108,045
Performance Shares	05/10/07						33,000	$792,330
Restricted Stock	03/03/08						4,593	$110,278
Performance Shares	03/03/08						—	—	6,215	$149,222
RSU	03/05/09						57,669	$1,384,633	—	—
Performance Shares	03/05/09								66,750	$1,602,668
B.C. Bethards
Stock Options	03/05/09	—	70,149	—	$10.9300	03/05/16
Performance Shares	05/10/07						44,400	$1,066,044
Restricted Stock	03/03/08						2,620	$62,906
Performance Shares	03/03/08						—	—	3,545	$85,115
Restricted Stock	11/10/08						17,333	$416,165	—	—
RSU	03/05/09						49,434	$1,186,910	—	—
Performance Shares	03/05/09								57,222	$1,373,900
S.M. Johnson
Stock Options	05/14/09	—	131,949	—	$18.1500	05/14/16
RSU	05/14/09						92,985	$2,232,570
Performance Shares	05/14/09								107,628	$2,584,148
R.A. Deason
Stock Options	05/12/05	30,540	—	—	$6.7267	05/12/15
DSU	05/12/05						8,226	$197,506
Performance Shares	05/10/07						55,200	$1,325,352
Restricted Stock	03/03/08						5,080	$121,971
Performance Shares	03/03/08								6,867	$164,877

(1)	See “Option Awards” below for a discussion of the amounts reported in this column including the vesting dates of unexercisable option awards.

(2)	See “Stock Awards” below for a discussion of the amounts reported in this column including the vesting dates of outstanding stock awards.

(3)	Market values in these columns are based on the closing price of our common stock as of December 31, 2009 ($24.01), as reported on the New York Stock Exchange.

Option Awards.  Information presented in the “Option Awards” columns relates to options to purchase shares of our common stock held by our Named Executives as of December 31, 2009. All unexercisable options generally vest in three equal installments on the first, second and third anniversaries of the grant date, as follows:

Grant Date	One-third of Grant Vests on:

03/05/09	March 5, 2010, 2011 and 2012
05/14/09	May 14, 2010, 2011 and 2012

Stock Awards.  Information presented in the Stock Awards columns relates to awards of restricted stock, restricted stock units, deferred stock units and performance shares held by our Named Executives as of December 31, 2009. The awards reported in the “Equity Incentive Plan Awards” columns consist entirely of stock awards subject to performance-based conditions as of December 31, 2009. The awards reported in the “Number of Shares or Units of Stock that have not Vested” column reflect stock awards subject to service-based vesting, including performance shares whose performance conditions have been satisfied as of December 31, 2009.

Restricted Stock Awards.  Shares of restricted stock are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the grant date. The vesting schedule of the restricted stock outstanding as of December 31, 2009 is as follows:

Grant Date	One-third of Grant Vests on:

03/03/08	March 3, 2010 and 2011
10/01/08	October 1, 2010 and 2011
11/10/08	November 10, 2010 and 2011

Restricted Stock Units.  Restricted stock units represent the right to receive one share of our common stock for each vested restricted stock unit. Restricted stock units outstanding as of December 31, 2009 are generally scheduled to vest in one-third increments on the first, second and third anniversaries of the grant date, as follows:

Grant Date	One-third of Grant Vests on:

03/05/09	March 5, 2010, 2011 and 2012
05/14/09	May 14, 2010, 2011 and 2012

Deferred Stock Units.  Deferred stock units are settled in cash in an amount equal to the number of vested units multiplied by the average of the highest and lowest price of our common stock on the date of vesting. Deferred stock units are generally scheduled to vest in five equal installments on each anniversary of the date of grant. The vesting schedule of the deferred stock units outstanding as of December 31, 2009 is as follows:

Grant Date	One-fifth of Grant Vests on:

05/12/05	May 12, 2010
06/08/05	June 8, 2010

Performance Shares.  Performance shares represent the right to receive one share of our common stock for each performance share that vests. The number of performance shares that vest depends on the attainment of specified performance goals. The number and value of performance shares reported is based on achieving threshold performance levels, unless the previous year’s performance level exceeds threshold, in which case the number and value of performance shares reported is based on attaining the next higher performance level. The number and value of the 2007 performance shares reported are based on attaining the maximum performance level, or 150% of the performance shares granted. The number and value of the 2008 performance shares reported are based on attaining the threshold performance level, or 25% of the performance shares granted. The number and value of the 2009 performance shares reported are based on attaining the maximum performance level, or 200% of the performance shares granted. See the “Grants of Plan-Based Awards” table for more information about performance shares. Performance shares are generally scheduled to vest on the third anniversary of the date of grant, as follows:

Grant Date	Vests per Attainment of Performance Levels on:

05/10/07	May 10, 2010
03/03/08	March 3, 2011
10/01/08	October 1, 2011
03/05/09	March 5, 2012
05/14/09	May 14, 2012

Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the value realized by our Named Executives on exercises of option awards and vesting of stock awards during the year ended December 31, 2009.

	Option Awards		Stock Awards

	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
Name	on Exercise (#)	on Exercise	on Vesting (#)	on Vesting
J.A. Fees	0	N/A	120,090	$2,458,148.70
M.S. Taff	0	N/A	31,547	$567,563.97
B.C. Bethards	0	N/A	32,477	$631,050.07
S.M. Johnson	0	N/A	0	N/A
R.A. Deason	0	N/A	164,766	$3,576,229.68

Option Awards.  No stock option awards were exercised by any Named Executive during the year ended December 31, 2009.

Stock Awards.  For each Named Executive, the number of shares acquired on vesting reported in the Option Exercises and Stock Vested table represents the aggregate number of shares that vested during 2009 in connection with awards of performance shares, restricted stock, restricted stock units and/or deferred stock units. The awards of deferred stock units reflected in this table are payable entirely in cash. As a result, no shares of stock were actually acquired upon the vesting of these deferred stock units. See the “Outstanding Equity Awards at Fiscal Year-End” table for more information on the settlement of deferred stock unit awards. The following table sets forth the amount of shares attributable to performance shares, restricted stock, restricted stock units and deferred stock units, for each Named Executive:

	Performance Shares		Restricted Stock		Restricted Stock Units		Deferred Stock Units

	Number of		Number of		Number of		Number of
	Shares	Value	Shares	Value	Shares	Value	Shares	Value
	Acquired on	Realized	Acquired	Realized	Acquired	Realized	Acquired	Realized
Name	Vesting	on Vesting	on Vesting	on Vesting	on Vesting	on Vesting	on Vesting	on Vesting
J.A. Fees	94,500	$1,919,655	16,440	$363,454	0	N/A	9,150	$175,040
M.S. Taff	24,750	$447,728	2,297	$22,614	0	N/A	4,500	$97,223
B.C. Bethards	22,500	$407,025	9,977	$224,025	0	N/A	0	N/A
S.M. Johnson	0	N/A	0	N/A	0	N/A	0	N/A
R.A. Deason	54,000	$976,860	2,540	$25,006	100,000	$2,417,000	8,226	$157,363

The number of shares acquired in connection with the vesting of performance shares, restricted stock awards and restricted stock units includes 39,418, 7,298, 11,160 and 51,416 shares withheld by us at the election of Messrs. Fees, Taff, Bethards and Deason, respectively, to satisfy the minimum statutory withholding tax due upon vesting. For more information on the withholding of shares to cover taxes due upon vesting, see the “Certain Relationships and Related Transactions” section of this proxy statement.

Pension Benefits

The following Pension Benefits table shows the present value of accumulated benefits payable to each of our Named Executives under our qualified and nonqualified pension plans.

			Present Value	Payments
		Number of Years	of Accumulated	During
Name	Plan Name	Credited Service	Benefit	2009
J.A. Fees	McDermott Qualified Retirement Plan	30.583	$1,165,113	$0
	McDermott Excess Plan	30.583	$2,900,748	$0
M.S. Taff	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
B.C. Bethards	B&W Governmental Operations Qualified Retirement Plan	36.00	$1,148,331	$0
	B&W Governmental Operations Excess Plan	36.00	$1,307,901	$0
S.M. Johnson	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A
R.A. Deason	N/A	N/A	N/A	N/A
	N/A	N/A	N/A	N/A

Overview of Qualified Plans.  We maintain retirement plans that are funded by trusts and cover certain eligible regular full-time employees of McDermott and its subsidiaries, described below in the section entitled “Participation and Eligibility,” except certain nonresident alien employees who are not citizens of a European Community country or who do not earn income in the United States, Canada or the United Kingdom.

•	Mr. Fees participates in the Retirement Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “McDermott Qualified Retirement Plan”) for the benefit of the eligible employees of McDermott Incorporated and specific subsidiaries;

•	Mr. Bethards participates in the Retirement Plan for Employees of Babcock & Wilcox Government Operations (the “B&W Government Operations Qualified Retirement Plan”) for the benefit of the eligible employees of B&W and our Governmental Operations segment; and

•	Due to their respective employment dates, Messrs. Taff, Johnson and Deason do not participate in our defined benefit plans. For more information on our retirement plans, see “Compensation Discussion and Analysis — Post-employment Compensation — Retirement Plans.”

Participation and Eligibility.  Generally, employees over the age of 21 years, who were hired before April 1, 2005, are eligible to participate in the McDermott Qualified Retirement Plan or B&W Governmental Operations Qualified Retirement Plan.

•	For participants with less than five years of service as of March 31, 2006 — Benefit accruals were frozen as of that date. Affected employees now receive annual service-based company cash contributions to their Thrift Plan account.

•	For participants with more than five but less than ten years of service as of January 1, 2007 — If a participant made an election to do so, benefit accruals were frozen as of March 31, 2007, with the electing participants now receiving annual service-based company cash contributions to their Thrift Plan accounts.

•	Frozen accrued benefits of affected employees under these plans will increase annually in line with increases in the Consumer Price Index, up to a maximum of 8% and a minimum of 1%, for each year the employee remains employed. For further discussion on the service-based company cash contributions under the Thrift Plan, see “Compensation Discussion and Analysis — Post-employment Compensation — Retirement Plans.”

Benefits.  Benefits under these plans are calculated as follows:

•	For participating employees originally hired by our Power Generation Systems or Government Operations segment (“Tenured Employees”) before April 1, 1998 — benefits are based on years of credited service and final average cash compensation (including bonuses and commissions).

The present value of accumulated benefits reflected in the Pension Benefit Table above is based on a 6.00% discount rate and the 1994 Group Annuity Mortality Table projected to 2005.

Retirement and Early Retirement.  Under each of these plans, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin. Early retirement eligibility and benefits under these plans depend on the employee’s date of hire. Mr. Fees and Mr. Bethards are each currently eligible for early retirement.

For Tenured Employees hired before April 1, 1998 (which includes Messrs. Fees and Bethards):

•	an employee is eligible for early retirement if the employee has completed at least 15 years of credited service and attained the age of 50; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is unreduced if the sum of the employee’s age and years of service equals 75 or greater at the date benefits commence; otherwise the pension benefit is reduced 4% for each “point” less than 75.

For employees hired on or after April 1, 1998:

•	an employee is eligible for early retirement after completing at least 15 years of credited service and attaining the age of 55; and

•	early retirement benefits are based on the same formula as normal retirement, but the pension benefit is generally reduced 0.4% for each month that benefits commence before age 62.

Overview of Nonqualified Plans.  To the extent benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by our applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Effective January 1, 2006, the Excess Plans were amended to limit the annual bonus payments taken into account in calculating the Tenured Employees’ Excess Plan benefits to the lesser of the actual bonus paid or 25% of the prior year’s base salary.

•	Mr. Fees participates in the Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of McDermott Incorporated; and

•	Mr. Bethards participates in the Restoration of Retirement Income Plan for Certain Participants in the Retirement Plan for Employees of Babcock & Wilcox Governmental Operations.

Nonqualified Deferred Compensation

The following Nonqualified Deferred Compensation table summarizes our Named Executives’ compensation under our nonqualified supplemental retirement plan. The compensation shown in this table is entirely attributable to the McDermott International, Inc. New Supplemental Employee Retirement Plan, or SERP, established January 1, 2005.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
Name	2009	2009	in 2009	Distributions	at 12/31/09
J.A. Fees	$0	$64,774.00	$45,581.95	$0	$285,682.42
M.S. Taff	$0	$41,378.00	$34,000.95	$0	$139,978.13
B.C. Bethards	$0	$44,948.00	$51,718.71	$0	$446,531.52
S.M. Johnson(1)	N/A	N/A	N/A	N/A	N/A
R.A. Deason	$0	$60,950.00	$69,928.57	$0	$335,127.93

(1)	No information is provided for Mr. Johnson because he is not a participant in the SERP.

Our SERP is an unfunded, defined contribution retirement plan for officers of McDermott and our operating segments selected to participate by our Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his notional account balance at the time of retirement or termination. An officer generally vests in his SERP account 20% each year, subject to accelerated vesting for death, disability and termination without cause or termination within 24 months following a change in control.

Executive Contributions in 2009.  Employee contributions are not permitted under our SERP.

Registrant Contributions in 2009.  We make annual contributions to participating employees’ notional accounts equal to a percentage of the employee’s prior-year compensation. Under the terms of the SERP, the contribution percentage does not need to be the same for each participant. Additionally, our Compensation Committee may make a discretionary contribution to a participant’s account at any time.

For 2009, our contributions equaled 5% of the Named Executives’ base salaries and annual incentive compensation awards paid in 2008. No discretionary contributions were made in 2009. All our 2009 contributions are included in the Summary Compensation Table above as “All Other Compensation.”

Aggregate Earnings in 2009.  The amount reported in this table as earnings represents hypothetical accrued gains during 2009 on each Named Executive’s account. The accounts are “participant-directed” in that each participating officer personally directs the investment of contributions made on his behalf. As a result, any accrued gains or losses are attributable to the performance of the Named Executive’s notional mutual fund investments.

No amount of the earnings shown is reported as compensation in the Summary Compensation Table.

Aggregate Balance at 12/31/09.  The balance of a participating officer’s account consists of contributions made by us and hypothetical accrued gains or losses. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive as of December 31, 2009.

The balances shown include contributions from previous years which have been reported as compensation to the Named Executives in the Summary Compensation Table for those years — to the extent a Named Executive was included in the Summary Compensation Table during those years. The amounts and years reported are as follows:

		Amount
Named Executive	Year	Reported
J.A. Fees	2008	$54,155.00
	2007	$48,311.00
M.S. Taff	2008	$31,125.00
	2007	$20,705.85
B.C. Bethards	2008	$31,042.00
	2007	N/A
R.A. Deason	2008	$51,400.00
	2007	$46,651.25

In May 2009, our Compensation Committee amended the SERP to vest SERP balances unvested on December 31, 2008 (including future gains and losses thereon). Amounts allocated on or after January 1, 2009 vest pursuant to the participant’s vested percentage based upon years of service. Accordingly, as of January 1, 2010, each Named Executive who participates in the SERP is 100% vested in his SERP balance shown, except Mr. Taff, who did not begin participating in our SERP until 2006. He is 92.19% vested in his SERP balance shown (100% vested in amounts allocated to his SERP account as of December 31, 2008 and 80% vested in amounts allocated to his account during 2009).

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our Named Executives under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due (assuming each is applicable) involving a change in control or termination of employment of each of our Named Executives, assuming a December 31, 2009 termination date and, where applicable, using the closing price of our common stock of $24.01 (as reported on the New York Stock Exchange) as of December 31, 2009. These tables do not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested.

The amounts reported in the below tables for stock options, restricted stock, restricted stock units, deferred stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $24.01 (the closing price of our common stock on December 31, 2009, as reported on the New York Stock Exchange);

•	for restricted stock, restricted stock units and performance shares: multiplying the number of accelerated shares or units by $24.01 (the closing price of our common stock on December 31, 2009, as reported on the New York Stock Exchange); and

•	for deferred stock units (which represent a right to receive a cash payment equal to the product of the number of vested units and the average of the highest and lowest sales price of our common stock on the vesting date): multiplying the number of accelerated units by $24.17 (the average price of the highest and lowest price of our common stock on December 31, 2009, as reported on the New York Stock Exchange).

Estimated Value of Benefits to Be Received Upon Termination under the Restructuring Transaction Retention Agreements

The following table shows the estimated value of payments and other benefits due the Named Executives assuming termination under the Restructuring Transaction Retention Agreements, which we refer to as the Retention Agreements, as of December 31, 2009.

	J.A. Fees	M.S. Taff	B.C. Bethards	S.M. Johnson	R.A. Deason
Severance Payments	$5,382,000.00	$1,717,000.00	$1,789,080.00	$2,775,000.00	$42,692.31
EICP	$900,000.00	$353,500.00	$368,340.00	$637,500.00	—
Supplemental Executive Retirement Plan (SERP)	—	$10,934.53	—	—	—
Benefits	$26,781.12	$35,837.50	$21,738.24	$8,230.80	—
Thrift Plan	—	—	—	$16,398.89	—
Stock Options (unvested and accelerated)	$3,867,965.28	$1,070,388.72	$917,548.92	$773,221.14	—
Restricted Stock (unvested and accelerated)	$789,448.80	$110,277.93	$479,071.53	—	—
Restricted Stock Units (unvested and accelerated)	$5,003,491.92	$1,384,632.69	$1,186,910.34	$2,232,569.85	—
Deferred Stock Units (unvested and accelerated)	—	—	—	—	—
Performance Shares (unvested and accelerated)	$7,165,856.53	$1,398,222.35	$1,027,411.91	$1,292,074.14	—
Tax Gross-Up	—	—	—	—	—

Total	$23,135,543.65	$6,080,793.72	$5,790,100.94	$7,734,994.82	$42,692.31

This table assumes the Named Executive was terminated on December 31, 2009 in connection with the proposed spin-off of B&W, as announced on December 7, 2009. In contemplation of the proposed spin-off, on December 10, 2009, we entered into Retention Agreements with certain key members of our management, including each of our Named Executives (with the exception of Mr. Deason, who had previously announced his retirement). The Retention Agreements provide either a retention or severance payment to these employees in connection with the disposition of all or substantially all of the stock or assets of B&W or J. Ray McDermott, S.A. (whether by a spin-off, sale or otherwise), which we have referred to as a “restructuring transaction” in the Retention Agreements. In the event the applicable employee is terminated prior to the first anniversary of the effective date of the restructuring transaction, either (1) by the employer company for any reason other than cause or disability or (2) by the employee for good reason, the employer company is required to pay the Named Executive a cash severance payment, an EICP payment, 200% of the annual cost of coverage for medical, dental and vision benefits, and an amount equal to the unvested portion of the Named Executive’s Thrift Plan account. The Named Executive will also receive accelerated vesting with respect to his outstanding equity awards. In the event the restructuring transaction turns out to be a sale, if the Named Executive is subject to an excise tax, then he may be entitled to receive a tax gross-up to the extent provided by the terms of his change-in-control agreement. For more information, see “Estimated Value of Benefits to be Received Upon Change in Control” below.

Under the Retention Agreements, “cause” is defined as:

•	the willful and continued failure of the employee to perform substantially the employee’s duties (occasioned by reason other than physical or mental illness or disability of the employee) after a written demand for substantial performance is delivered to the employee by the Compensation Committee of the Board or the Chief Executive Officer which specifically identifies the manner in which the Compensation Committee of the Board or the Chief Executive Officer believes that the employee has not substantially performed his or her duties, after which the employee will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to the employer; or

•	the conviction of the employee with no further possibility of appeal, or plea of nolo contendere by the employee to, any felony or crime of falsehood.

Severance Payment.  The severance payment that may be made to each Named Executive in connection with his termination of employment following a restructuring transaction is a cash payment equal to 200% (299% in the case of Mr. Fees) of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs. For a hypothetical termination as of December 31, 2009, the severance payment under a restructuring transaction would have been calculated in the same manner as a severance payment under a change in control. For more information, see “Estimated Value of Benefits to be Received Upon Change in Control — Severance Payment.” Severance payments under a restructuring transaction are in lieu of any payment under any severance policy generally applicable to the salaried employees of McDermott.

Because of his previously mentioned retirement, Mr. Deason did not enter into a Retention Agreement. However Mr. Deason would be due a severance payment in the event he was involuntarily terminated without cause. Under our Severance Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies, full-time employees of McDermott and participating subsidiaries are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee’s base salary. In general, an eligible employee is entitled to a severance benefit of one half week of base salary for each year of service, subject to a maximum of 14 weeks of pay.

EICP Payment.  The EICP Payment that may be made to each Named Executive in connection with his termination of employment following a restructuring transaction is calculated in the same manner as an EICP Payment under a change in control. For more information, see “Estimated Value of Benefits to be Received Upon Change in Control — EICP Payment” below.

Benefits.  The amounts reported represent two times the full annual cost of coverage for medical, dental and vision benefits provided to the Named Executive and the Named Executive’s covered dependents for the year ended December 31, 2009.

Thrift Plan.  The amounts reported represent the unvested portion of the Named Executive’s Thrift Plan account balance as of December 31, 2009.

Equity Awards.  The amounts reported for stock options, restricted stock, restricted stock units and performance shares represent the value of unvested and accelerated shares or units, as applicable, for the 2008 and 2009 grants of such awards. The amounts reported for the 2008 and 2009 performance share grants represent the value of such grants calculated as to the initial grant of the shares.

Estimated Value of Benefits to Be Received Upon Normal Retirement

The following table shows the estimated value of payments and other benefits due the Named Executives assuming their retirement as of December 31, 2009. This table does not reflect amounts that would be payable to the Named Executives pursuant to benefits or awards that are already vested; for example, pension benefits. See the “Pension Benefits” table above for more information on pension benefits.

	J.A. Fees	M.S. Taff	B.C. Bethards	S.M. Johnson	R.A. Deason
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	—	—	—	—	—
Stock Options (unvested and accelerated)	—	—	—	—	—
Restricted Stock (unvested and accelerated)	—	—	$119,767.88	—	—
Restricted Stock Units (unvested and accelerated)	—	—	—	—	—
Deferred Stock Units (unvested and accelerated)	—	—	—	—	—
Performance Shares (unvested and accelerated)	—	—	$467,700.39	—	—
Tax Gross-Up	—	—	—	—	—

Total	$0.00	$0.00	$587,468.27	$0.00	$0.00

SERP.  Under the terms of the SERP, participants are eligible for retirement upon attaining age 65. None of the Named Executives are eligible for retirement under the terms of the SERP.

Equity Awards.  Generally, the terms of our stock and option award grants define retirement as a voluntary termination of employment after attaining age 60 and completing 10 years of service with McDermott. Under this definition, the only Named Executive eligible for retirement as of a December 31, 2009 is Mr. Bethards. The outstanding grants of restricted stock, restricted stock units and performance shares and the unvested grants of stock options provide for accelerated vesting of a percentage of the Named Executive’s outstanding shares and units if his retirement date is on or after the first anniversary of the grant date, and a greater percentage of accelerated vesting if his retirement date is on or after the second anniversary of the grant date. The amounts shown for performance shares are based on the number of shares initially granted. The number of shares that will ultimately vest may be more or less than the initial grant, based upon the performance level attained. The outstanding grants of deferred stock units vest 100% upon termination due to normal retirement under a funded or unfunded retirement plan of McDermott or any subsidiary. None of the Named Executives are eligible for accelerated vesting of deferred stock units.

Estimated Value of Benefits to Be Received Upon Termination Due to Death or Disability

The following table shows the value of payments and other benefits due the Named Executives assuming their death or disability as of December 31, 2009.

	J.A. Fees	M.S. Taff	B.C. Bethards	S.M. Johnson	R.A. Deason
Severance Payments	—	—	—	—	—
EICP	—	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	—	$10,934.53	—	—	—
Stock Options (unvested and accelerated)	$3,867,965.28	$1,070,388.72	$917,548.92	$773,221.14	—
Restricted Stock (unvested and accelerated)	$789,448.80	$110,277.93	$479,071.53	—	$121,970.80
Restricted Stock Units (unvested and accelerated)	$5,003,491.92	$1,384,632.69	$1,186,910.34	$2,232,569.85	—
Deferred Stock Units (unvested and accelerated)	$221,155.50	$108,765.00	—	—	$198,822.42
Performance Shares (unvested and accelerated)	$8,183,880.53	$1,926,442.35	$1,738,107.91	$1,292,074.14	$1,543,122.70
Tax Gross-Up	—	—	—	—	—

Total	$18,065,942.03	$4,611,441.22	$4,321,638.70	$4,297,865.13	$1,863,915.92

SERP.  The amount reported represents Mr. Taff’s SERP balance as of December 31, 2009 that becomes vested on death and disability. All other Named Executives, with the exception of Mr. Johnson, were 100% vested in their SERP balance as of December 31, 2009. Mr. Johnson does not participate in the SERP.

Equity Awards.  Under the terms of the awards outstanding for each Named Executive as of December 31, 2009, all unvested stock awards become vested and all unvested option awards become vested and exercisable on death or disability.

Estimated Value of Benefits to Be Received Upon Change in Control

The following table shows the estimated value of payments and other benefits due the Named Executives assuming a change in control and termination as of December 31, 2009.

	J.A. Fees	M.S. Taff	B.C. Bethards	S.M. Johnson	R.A. Deason
Severance Payments	$5,382,000.00	$1,717,000.00	$1,789,080.00	$2,775,000.00	$1,887,000.00
EICP	$900,000.00	$353,500.00	$368,340.00	$637,500.00	$388,500.00
Supplemental Executive Retirement Plan (SERP)	—	$10,934.53	—	N/A	—
Benefits	$26,781.12	$35,837.50	$21,738.24	$8,230.80	$26,728.98
Stock Options (unvested and accelerated)	$3,867,965.28	$1,070,388.72	$917,548.92	$773,221.14	—
Restricted Stock (unvested and accelerated)	$789,448.80	$110,277.93	$479,071.53	—	$121,970.80
Restricted Stock Units (unvested and accelerated)	$5,003,491.92	$1,384,632.69	$1,186,910.34	$2,232,569.85	—
Deferred Stock Units (unvested and accelerated)	$221,155.50	$108,765.00	—	—	$198,822.42
Performance Shares (unvested and accelerated)	$13,323,773.26	$2,991,886.10	$2,780,406.02	$2,584,148.28	$1,984,906.70
Tax Gross-Up	$7,357,321.56	$2,002,180.42	$2,164,376.03	N/A	$0.00

Total	$36,871,937.44	$9,785,402.89	$9,707,471.08	$9,010,670.07	$4,607,928.90

We have change-in-control agreements with various officers, including each of our Named Executives. Generally, under these agreements, if a Named Executive is terminated within one year following a change in control either (1) by the company for any reason other than cause or death or disability; or (2) by the Named Executive for good reason, the company is required to pay the Named Executive a cash severance payment, an EICP payment and, if applicable, a tax gross-up payment. In addition to these payments, the Named Executive would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary, earned but unused vacation and reimbursements.

Under these agreements, a “change in control” occurs if:

•	a person (other than a McDermott employee benefit plan or a corporation owned by McDermott stockholders in substantially the same proportion as their ownership of McDermott voting shares) becomes the beneficial owner of 30% or more of the combined voting power of McDermott’s then outstanding voting stock;

•	during any period of two consecutive years, individuals who at the beginning of such period constitute McDermott’s Board of Directors, and any new director whose election or nomination by McDermott’s Board was approved by at least two-thirds of the directors of McDermott’s Board then still in office who either were directors at the beginning of the period or whose election or nomination was previously approved, cease to constitute a majority of McDermott’s Board;

•	McDermott’s stockholders approve: (1) a merger or consolidation of McDermott with another company, other than a merger or consolidation which would result in McDermott’s voting securities outstanding immediately prior thereto continuing to represent at least 50% of the voting stock of McDermott or such surviving entity outstanding immediately after such merger or consolidation; (2) a plan of complete liquidation of McDermott; or (3) an agreement for the sale or disposition by McDermott of all or substantially all of McDermott’s assets; or

•	any other set of circumstances is deemed by the Board in its sole discretion to constitute a change in control.

Severance Payment.  The severance payment made to each Named Executive, with the exception of Mr. Fees, in connection with a change in control is a cash payment equal to 200% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs. The severance payment made to Mr. Fees in connection with a change in control is a cash payment equal to 299% of the sum of his annual base salary prior to termination and his EICP target award applicable to the year in which the termination occurs. For a hypothetical termination as of December 31, 2009, the severance payment under a change in control would have been calculated based on the following base salary and target EICP awards:

•	Mr. Fees: $900,000 base salary and $900,000 target EICP (100% of $900,000);

•	Mr. Taff: $505,000 base salary and $353,500 target EICP (70% of $505,000);

•	Mr. Bethards: $526,200 base salary and $368,340 target EICP (70% of $526,200);

•	Mr. Johnson: $750,000 base salary and $637,500 target EICP (85% of $750,000); and

•	Mr. Deason: $555,000 base salary and $388,500 target EICP (70% of $555,000).

EICP Payment.  The EICP is an annual cash-based performance incentive plan under which payments are made in the year following the year in which performance is measured. For example, 2009 EICP awards are paid in 2010 for performance achieved during 2009. As a result, depending on the timing of the termination relative to the payment of an EICP award, a Named Executive could receive up to two EICP payments in connection with a change in control, as follows:

•	If an EICP award for the year prior to termination is paid to other EICP participants after the date of the Named Executive’s termination, the Named Executive would be entitled to a cash payment equal to the product of the Named Executive’s EICP target percentage and the Named Executive’s annual base salary for the applicable period. No such payment would have been due a Named Executive on a December 31, 2009 termination, because the 2008 EICP awards had already been paid prior to the Named Executive’s termination date.

•	The Named Executive would be entitled to a prorated EICP payment based upon the Named Executive’s target award for the year in which the termination occurs and the number of days in which the executive was employed with us during that year. Based on a hypothetical December 31, 2009 termination, each Named Executive would have been entitled to an EICP payment equal to 100% of his 2009 target EICP. See the schedule of target EICP amounts for each Named Executive under “Severance Payment” above.

SERP.  The amount reported represents Mr. Taff’s SERP balance as of December 31, 2009 that would become vested in connection with a termination of employment following a change in control. As discussed under “Compensation Discussion and Analysis — Post-employment Compensation — Retirement Plans — Supplemental Plans,” Mr. Taff was 100% vested in amounts allocated to his account as of December 31, 2008 and was 80% vested in amounts allocated to his account during 2009. The amount shown would be due to Mr. Taff if he is terminated without cause within one year after a change in control. All other Named Executives, with the exception of Mr. Johnson, are 100% vested in their SERP balance. Mr. Johnson does not participate in the SERP. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to our change in control agreements.

Benefits.  The amounts reported represent two times the full annual cost of coverage for medical, dental and vision benefits provided to the Named Executive and the Named Executive’s covered dependents for the year ended December 31, 2009.

Tax Gross-Up.  If any payment is subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended, we would reimburse the affected Named Executive for all excise taxes imposed under section 4999 and any income and excise taxes that are payable as a result of such reimbursement. The calculation of the section 4999 gross-up amount in the above table is based upon a section 4999 excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a state income tax rate of 7.75% for Mr. Bethards. Based on the amounts reported, Mr. Deason would not have an excise tax liability. Mr. Johnson’s change in control agreement does not contain a tax gross-up provision.

Equity Awards.  Under the terms of the awards outstanding, all unvested restricted stock, restricted stock units and deferred stock units would become vested on a change in control, regardless of whether there is a subsequent termination of employment. All unvested stock options would become vested and exercisable on a change in control, regardless of whether there is a subsequent termination of employment. Performance shares are subject to accelerated vesting on a change in control, regardless of whether there is a subsequent termination of employment. Under our 2001 D&O Plan and 2009 LTIP, a “change in control” occurs under the same circumstances described above with respect to our change-in-control agreements.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2010 by each director or nominee as a director, and each Named Executive and all our directors and executive officers as a group, including shares that those persons have the right to acquire within 60 days on the vesting of restricted stock units or the exercise of stock options.

Shares
Beneficially
Name	Owned
Brandon C. Bethards (1)	87,667
John F. Bookout III (2)	27,046
Roger A. Brown (3)	46,226
Ronald C. Cambre (4)	29,690
Robert A. Deason (5)	211,902
John A. Fees (6)	373,722
Robert W. Goldman (7)	21,596
Stephen G. Hanks	6,335
Stephen M. Johnson (8)	18,849
Oliver D. Kingsley, Jr. (9)	40,676
D. Bradley McWilliams (10)	60,566
Adm. Richard W. Mies	7,842
Thomas C. Schievelbein (11)	57,891
Michael S. Taff (12)	97,439
David A. Trice	6,060
All directors and executive officers as a group (21 persons) (13)	1,655,781

(1)	Shares owned by Mr. Bethards include 23,383 shares of common stock that he may acquire on the exercise of stock options, as described above, 19,953 restricted shares of common stock as to which he has sole voting power but no dispositive power, 16,478 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 416 shares of common stock held in the McDermott Thrift Plan.

(2)	Shares owned by Mr. Bookout include 3,150 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(3)	Shares owned by Mr. Brown include 19,650 shares of common stock that he may acquire on the exercise of stock options, as described above.

(4)	Shares owned by Mr. Cambre include 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(5)	Shares owned by Mr. Deason include 30,540 shares of common stock that he may acquire on the exercise of stock options, as described above, 5,080 restricted shares of common stock as to which he has sole voting power but no dispositive power and 568 shares of common stock held in the McDermott Thrift Plan.

(6)	Shares owned by Mr. Fees include 98,572 shares of common stock that he may acquire on the exercise of stock options, as described above, 32,880 restricted shares of common stock as to which he has sole voting power but no dispositive power, 69,464 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 17,690 shares of common stock held in the McDermott Thrift Plan.

(7)	Shares owned by Mr. Goldman include 4,950 shares of common stock that he may acquire on the exercise of stock options, as described above, and 1,350 restricted shares of common stock as to which he has sole voting power but no dispositive power.

(8)	Shares owned by Mr. Johnson include 449 shares of common stock held in the McDermott Thrift Plan.

(9)	Shares owned by Mr. Kingsley include 19,950 shares of common stock that he may acquire on the exercise of stock options, as described above.

(10)	Shares owned by Mr. McWilliams include 37,876 shares of common stock that he may acquire on the exercise of stock options, as described above.

(11)	Shares owned by Mr. Schievelbein include 37,426 shares of common stock that he may acquire on the exercise of stock options, as described above.

(12)	Shares owned by Mr. Taff include 50,278 shares of common stock that he may acquire on the exercise of stock options, as described above, 4,593 restricted shares of common stock as to which he has sole voting power but no dispositive power, 19,223 shares of common stock that he will acquire on the vesting of restricted stock units, as described above, and 1,596 shares of common stock held in the McDermott Thrift Plan.

(13)	Shares owned by all directors and executive officers as a group include 382,755 shares of common stock that may be acquired on the exercise of stock options, as described above, 91,541 restricted shares of common stock as to which they have sole voting power but no dispositive power, 145,319 shares of common stock that will be acquired on the vesting of restricted stock units, as described above, and 42,506 shares of common stock held in the McDermott Thrift Plan.

Shares beneficially owned in all cases constituted less than one percent of the outstanding shares of common stock on March 1, 2010, as determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by us to beneficially own 5% or more of our outstanding shares of common stock, which is our only class of voting stock outstanding:

		Amount and
		Nature of
		Beneficial	Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership	Class(1)
Common Stock	T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	28,706,971 (2)	12.44%

Common Stock	PRIMECAP Management Company 225 South Lake Ave., #400, Pasadena, CA 91101	13,114,160 (3)	5.68%

Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	11,944,038 (4)	5.17%

(1)	Percent is based on outstanding shares of our common stock on March 1, 2010.

(2)	As reported on Schedule 13G filed with the SEC on February 12, 2010. The Schedule 13G reports beneficial ownership of 28,706,971 shares of our common stock, sole voting power over 7,314,005 shares and sole dispositive power over 28,706,971 shares.

(3)	As reported on Schedule 13G/A filed with the SEC on February 11, 2010. The Schedule 13G/A reports beneficial ownership of 13,114,160 shares of our common stock and sole voting power over 7,472,760 shares and sole dispositive power over 13,114,160 shares.

(4)	As reported on Schedule 13G filed with the SEC on January 29, 2010. The Schedule 13G reports beneficial ownership of 11,944,038 shares of our common stock and sole voting power and sole dispositive power over 11,944,038 shares.

Audit Committee Report

The Board of Directors appoints an Audit Committee to review McDermott International, Inc.’s financial matters. Each member of the Audit Committee meets the independence requirements established by the New York Stock Exchange. The Audit Committee is responsible for the appointment, compensation, retention and oversight of McDermott’s independent registered public accounting firm. We are also responsible for recommending to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year.

In making our recommendation that McDermott’s financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009, we have taken the following steps:

•	We discussed with Deloitte & Touche LLP (“D&T”), McDermott’s independent registered public accounting firm for the year ended December 31, 2009, those matters required to be discussed by Statements on Auditing Standards Nos. 61 and 90, each as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants, including information regarding the scope and results of the audit. These communications and discussions are intended to assist us in overseeing the financial reporting and disclosure process.

•	We conducted periodic executive sessions with D&T, with no members of McDermott management present during those discussions. D&T did not identify any material audit issues, questions or discrepancies, other than those previously discussed with management, which were resolved to the satisfaction of all parties.

•	We conducted periodic executive sessions with McDermott’s internal audit department and regularly received reports regarding McDermott’s internal control procedures.

•	We reviewed, and discussed with McDermott’s management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting, each of which was prepared in accordance with Section 404 of the Sarbanes-Oxley Act.

•	We received and reviewed the written disclosures and the letter from D&T required by applicable requirements of the Public Company Accounting Oversight Board regarding D&T’s communications with the audit committee concerning D&T’s independence from McDermott, and have discussed with D&T their independence from McDermott. We also considered whether the provision of nonaudit services to McDermott is compatible with D&T’s independence.

•	We determined that there were no former D&T employees, who previously participated in the McDermott audit, engaged in a financial reporting oversight role at McDermott.

•	We reviewed, and discussed with McDermott’s management and D&T, McDermott’s audited consolidated balance sheet at December 31, 2009, and consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for the year ended December 31, 2009.

Based on the reviews and actions described above, we recommended to the Board that McDermott’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

D. Bradley McWilliams, Chairman
Robert W. Goldman
Stephen G. Hanks
Richard W. Mies
David A. Trice

Ratification of Appointment of Independent Registered Public Accounting Firm
for Year Ending December 31, 2010

(Item 2)

Our Board of Directors has ratified the decision of the Audit Committee to appoint Deloitte & Touche LLP to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2010. Although we are not required to seek stockholder approval of this appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee and the Board of Directors would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of McDermott. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

For the years ended December 31, 2009 and 2008, McDermott paid Deloitte & Touche fees, including expenses and taxes, totaling $8,649,858 and $8,097,071, which can be categorized as follows:

	2009	2008
Audit
The Audit fees for the years ended December 31, 2009 and 2008 were for professional services rendered for the audits of the consolidated financial statements of McDermott, the audit of McDermott’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly consolidated financial statements of McDermott and assistance with review of documents filed with the SEC.	$7,195,103	$7,208,475
Audit-Related
The Audit-Related fees for the years ended December 31, 2009 and 2008 were for assurance and related services, employee benefit plan audits and advisory services related to Sarbanes-Oxley Section 404 compliance.	$271,405	$12,300
Tax
The Tax fees for the years ended December 31, 2009 and 2008 were for professional services rendered for consultations on various U.S. federal, state and international tax matters, international tax compliance and tax planning, and assistance with tax examinations.	$916,131	$807,046
All Other
The fees for All Other services for the years ended December 31, 2009 and 2008 were for professional services rendered for translation services and other advisory or consultation services not related to audit or tax.	$267,219	$69,250
Total	$8,649,858	$8,097,071

It is the policy of our Audit Committee to preapprove all audit, review or attest engagements and permissible non-audit services to be performed by our independent registered public accounting firm, subject to, and in compliance with, the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. Our Audit Committee did not rely on the de minimis exception for any of the fees disclosed above.

Recommendation and Vote Required

Our Board of Directors recommends that stockholders vote “FOR” the ratification of the decision of our Audit Committee to appoint Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2010. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual

Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal.

Certain Relationships and Related Transactions

Pursuant to our Code of Business Conduct, all employees (including our Named Executives) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer, of McDermott, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Governance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members and reviews transactions between McDermott and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.

Each of Messrs. Fees, Taff, Bethards, Deason, S. Johnson, Baldwin, P. Johnson, Lewis, Nesser and Ms. Hinrichs has irrevocably elected to satisfy withholding obligations relating to all or a portion of any applicable federal, state or other taxes that may be due on the vesting in the year ending December 31, 2010 of certain shares of restricted stock, restricted stock units and performance shares awarded under various long-term incentive plans by returning to us the number of such vested shares having a fair market value equal to the amount of such taxes. These elections, which apply to an aggregate of 149,504 shares held by Mr. Fees, 54,519 shares held by Mr. Taff, 70,854 shares held by Mr. Bethards, 30,995 shares held by Mr. S. Johnson, 57,740 shares held by Mr. Deason, 21,270 shares held by Mr. Baldwin, 48,366 shares held by Ms. Hinrichs, 9,297 shares held by Mr. P. Johnson, 16,712 shares held by Mr. Lewis and 65,048 shares held by Mr. Nesser, are subject to approval of the Compensation Committee of our Board, which approval was granted. In the year ended December 31, 2009, a similar election was made which applied to an aggregate of 110,940 shares held by Mr. Fees, 27,047 shares held by Mr. Taff, 32,477 shares held by Mr. Bethards, 156,540 shares held by Mr. Deason, 700 shares held by Mr. Baldwin, 23,177 shares held by Ms. Hinrichs, 900 shares held by Mr. P. Johnson, 18,664 shares held by Mr. Lewis and 44,837 shares held by Mr. Nesser, that vested in the year ended December 31, 2009. Those elections were also approved by the Compensation Committee. We expect any transfers reflecting shares of restricted stock returned to us will be reported in the SEC filings made by those transferring holders who are obligated to report transactions in our securities under Section 16 of the Securities Exchange Act of 1934.

Section 16(a) Beneficial Ownership Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own 10% or more of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that our directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2009.

Stockholders’ Proposals

Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2011 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than November 26, 2010. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.

In addition, any stockholder who intends to submit a proposal for consideration at our 2011 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our By-Laws, such notice must (1) be received at our executive offices no earlier than November 8, 2010 or later than January 7, 2011 and (2) satisfy specified requirements. A copy of the pertinent By-Law provisions can be found on our Web site at www.mcdermott.com at “Corporate Governance — Governance Policies.”

By Order of the Board of Directors,

LIANE K. HINRICHS
Secretary

Dated: March 26, 2010

*** Exercise Your Right to Vote *** IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS Meeting Information MCDERMOTT INTERNATIONAL, INC. Meeting Type: Annual Meeting Date: May 7, 2010 Time: 9:30 a.m. CDT For holders as of: March 8, 2010 Location: McDermott International, Inc. 757 N. Eldridge Parkway 14th Floor Houston, Texas 77079 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote MCDERMOTT INTERNATIONAL, INC. these shares. This communication presents only an 777 NORTH ELDRIDGE PARKWAY HOUSTON, TX 77079 overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT ANNUAL REPORT How to View Online: Have the 12-Digit Control Number available (located in the box on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located in the box on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2010 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods Vote In Person: Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2010 (May 4, 2010 for participants in McDermott’s Thrift Plan). Have the 12 Digit Control Number (located in the box on M21026-P91520 the following page) available and follow the instructions. Vote By Mail or Telephone: You can vote by mail or telephone by requesting a paper copy of the materials, which will include a proxy card with further instructions.

Voting Items The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees: 01) John F. Bookout, III 07) Oliver D. Kingsley, Jr. 02) Roger A. Brown 08) D. Bradley McWilliams 03) Ronald C. Cambre 09) Richard W. Mies 04) John A. Fees 10) Thomas C. Schievelbein 05) Robert W. Goldman 11) David A. Trice 06) Stephen G. Hanks The Board of Directors recommends you vote FOR the following proposal: 2. Ratification of appointment of McDermott’s independent registered public accounting firm for the year ending December 31, 2010. P91520 -M21027

M21028- P91520

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date MCDERMOTT INTERNATIONAL, INC. M20989-P91520 MCDERMOTT INTERNATIONAL, INC. 777 NORTH ELDRIDGE PARKWAY HOUSTON, TX 77079 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. Ratification of appointment of McDermott’s independent registered public accounting firm for the year ending December 31, 2010. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 Vote on Directors 01) John F. Bookout, III 02) Roger A. Brown 03) Ronald C. Cambre 04) John A. Fees 05) Robert W. Goldman 06) Stephen G. Hanks 1. Election of Directors Nominees: Vote on Proposal VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 6, 2010 (May 4, 2010 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 6, 2010 (May 4, 2010 for participants in McDermott’s Thrift Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: 07) Oliver D. Kingsley, Jr. 08) D. Bradley McWilliams 09) Richard W. Mies 10) Thomas C. Schievelbein 11) David A. Trice Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name, by duly authorized officer.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) McDERMOTT INTERNATIONAL, INC. This proxy is solicited on behalf of the Board of Directors Annual Meeting of Stockholders — Friday, May 7, 2010 9:30 a.m. The undersigned hereby appoints John A. Fees and Liane K. Hinrichs, and each of them individually as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MCDERMOTT INTERNATIONAL, INC. (“McDermott”), that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:30 a.m. CDT, on Friday, May 7, 2010, at 757 N. Eldridge Parkway, 14th Floor, Houston, TX, 77079, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF MCDERMOTT’S ANNUAL REPORT FOR YEAR ENDED DECEMBER 31, 2009 AND ITS NOTICE OF 2010 ANNUAL MEETING AND RELATED PROXY STATEMENT. ATTENTION PARTICIPANTS IN MCDERMOTT’S THRIFT PLAN: If you hold shares of McDermott common stock through The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the “Thrift Plan”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company (“Vanguard”), Trustee of the McDermott Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May 4, 2010. Any shares of McDermott common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE REPLY CARD ENVELOPE Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. CONTINUED AND TO BE SIGNED ON REVERSE SIDE M20990-P91520 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE Dear Stockholder: McDermott International, Inc. encourages you to vote the shares electronically through the Internet or the telephone, which are available 24 hours a day, 7 days a week. This eliminates the need to return the proxy card. Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote the shares electronically, there is no need for you to mail back the proxy card. McDermott International, Inc. Annual Meeting Friday, May 7, 2010 at 9:30 a.m. 757 N. Eldridge Parkway, 14th Fl. Houston, TX 77079